Exhibit 10.1

ASSET PURCHASE AGREEMENT

among

LAUREATE PHARMA, INC.
(a Delaware corporation),

and

DISCOVERY LABORATORIES, INC.
(a Delaware corporation)

Section	Page

INTRODUCTION			1
BACKGROUND			1
1.	Definitions		1
2.	Sale and Purchase		10
	2.1	Agreement to Sell and Purchase	10
	2.2	Purchase Price	12
	2.3	Assumption of Liabilities	12
	2.4	Consent of Third Parties	13
3.	Closing		14
	3.1	Location; Date	14
	3.2	Deliveries	14
4.	Representations and Warranties of Seller		15
	4.1	Organization and Standing	16
	4.2	[Reserved]	16
	4.3	Authority and Binding Effect	16
	4.4	Consents and Approvals	16
	4.5	[Reserved]	16
	4.6	[Reserved]	16
	4.7	Taxes	16
	4.8	[Reserved]	17
	4.9	[Reserved]	17
	4.10	Inventory	17
	4.11	Title to Purchased Assets and Related Matters	17
	4.12	Condition of Purchased Assets	18
	4.13	Real Property	18
	4.14	Intellectual Property.	19
	4.15	Contracts	20
	4.16	Employees/Independent Contractors	21
	4.17	Governmental Permits	21
	4.18	Compliance with Law and Court Orders	21
	4.19	Claims	22
	4.20	Insurance	22
	4.21	Non-Real Estate Leases	22

i

(continued)
Section	Page

	4.22	Employee Benefit Plans	22
	4.23	[Reserved]	23
	4.24	Environmental Matters	23
	4.25	[Reserved]	25
	4.26	Broker’s or Finder’s Fee	25
	4.27	[Reserved]	25
	4.28	Certain Personal Property	25
	4.29	[Reserved]	25
	4.30	[Reserved]	25
	4.31	Solvency	25
	4.32	FDA	25
	4.33	Statements and Other Documents Not Misleading.	26
5.	Representations and Warranties of Buyer		26
	5.1	Organization and Standing	26
	5.2	Authority and Binding Effect	26
	5.3	Validity of Contemplated Transactions	26
	5.4	Broker’s or Finder’s Fee	27
	5.5	Availability of Funds	27
	5.6	Claims	27
	5.7	FDA	27
6.	Pre-Closing Covenants		27
	6.1	Access	27
	6.2	[Reserved]	27
	6.3	Operation of the Business	27
	6.4	Update of Schedules	28
	6.5	Employees and Business Relations	28
	6.6	Confidentiality.	30
	6.7	Related Parties	30
	6.8	Transfer of Purchased Assets and Business	30
	6.9	Fulfillment of Closing Conditions	30
	6.10	DMF	31
	6.11	[Reserved]	31
	6.12	[Reserved]	31

(continued)
Section	Page

	6.13	[Reserved]	31
	6.14	Environmental	31
	6.15	Further Assurances	31
7.	Post-Closing Covenants		31
	7.1	Transition Period	31
	7.2	Employees	31
	7.3	Tax Matters	32
	7.4	Governmental Permits	33
	7.5	Existing Seller Clients	34
	7.6	DMF	34
	7.7	Insurance	34
	7.8	Totowa Property Signage	34
8.	Conditions Precedent to Obligations of Buyer		34
	8.1	Representations and Warranties; Performance of Obligations	34
	8.2	Closing Documents	34
	8.3	Closing Consents	34
	8.4	[Reserved]	35
	8.5	[Reserved]	35
	8.6	Legal Matters	35
	8.7	Opinion of Seller’s Counsel	35
9.	Conditions Precedent to Obligations of Seller		35
	9.1	Representations and Warranties; Performance of Obligations	35
	9.2	Legal Matters	35
	9.3	Consents	35
10.	Indemnification		35
	10.1	By Seller	35
	10.2	By Buyer	36
	10.3	Procedure for Claims	37
	10.4	Limitations on Liability	37
	10.5	Third Party Claims	39
	10.6	Right of Offset	40
	10.7	Effect of Investigation or Knowledge	40
	10.8	Contingent Claims	40

(continued)
Section	Page

11.	Termination		40
	11.1	Grounds for Termination	40
	11.2	Effect of Termination	41
12.	Other Matters		41
	12.1	Public Announcements	41
	12.2	Reasonable Best Efforts	41
	12.3	Nondisparagement	41
13.	Miscellaneous		41
	13.1	Contents of Agreement	41
	13.2	Amendment, Parties in Interest, Assignment, Etc	42
	13.3	Interpretation	42
	13.4	Sole Remedy	42
	13.5	Dispute Resolution	42
	13.6	Expenses	43
	13.7	Bulk Sales	43
	13.8	Notices	43
	13.9	Governing Law	44
	13.10	Counterparts	44

Exhibits
Exhibit A	Bill of Sale, Assignment and Assumption Agreement
Exhibit B-1	Transition Services Agreement
Exhibit B-2	Quality Agreement
Exhibit C-1	Notices related to Drug Establishment Registrations for Totowa
Exhibit C-2	Notices related to Drug Establishment Registrations for Totowa
Exhibit C-3	Notices related to Drug Establishment Registrations for Totowa
Exhibit D	Form of Opinion
Exhibit E	Parent Guaranty
Exhibit F	Consent to Assignment
Exhibit G	Assignment of Lease and Termination and Option Agreement
Exhibit H-1	Amendment to Lease
Exhibit H-2	Amendment to Termination and Option Agreement
Exhibit I	Termination Agreement

v

ASSET PURCHASE AGREEMENT

INTRODUCTION

This ASSET PURCHASE AGREEMENT is dated as of December 27, 2005. The parties are Laureate Pharma, Inc., a Delaware corporation (“Seller”), and Discovery Laboratories, Inc., a Delaware corporation (“Buyer”). Buyer and Seller are referred to herein as the “Parties.”

BACKGROUND
Seller owns and operates the Business (defined below). This Agreement defined below sets forth the terms and conditions upon which Buyer is purchasing the Purchased Assets (defined below) and assuming the Assumed Liabilities (defined below) from Seller and Seller is selling the Purchased Assets and transferring the Assumed Liabilities to Buyer.

NOW, THEREFORE, in consideration of the respective covenants, representations and warranties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Definitions.

For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below.

“33% Cap” is defined in Section 10.4(a).

“Accounts Receivable” means, as of any specified date, any trade accounts receivable, notes receivable, bid or performance deposits and other miscellaneous receivables of the Business.

“Accrued Bonus” is defined in Section 6.5(b).

“Action” is defined in Section 10.5(a).

“Affiliates” means, with respect to a Party, Persons controlling, controlled by or under common control with that Party, as well as any officers, directors and majority-owned entities of that Party and of its other Affiliates. For the purposes of the foregoing, ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest shall be deemed to constitute control.

“Agreement” means this Asset Purchase Agreement, including all schedules and exhibits hereto.

“Allocation” is defined in Section 7.3(d).

“Allocation Arbiter” is defined in Section 7.3(d).

“Amendment to Lease” means the Amendment No. 1 to the Agreement of Lease dated December 3, 2004, between Norwell Land Company, as Landlord, and Seller, as Tenant, substantially in the form of Exhibit H-1.

“Amendment to Termination and Option Agreement” means Amendment No. 1 to the Termination and Option Agreement dated December 3, 2004, between Norwell Land Company, as Landlord, and Seller, as Tenant, substantially in the form of Exhibit H-2.

“Ancillary Agreements” means the Termination Agreement, the Amendment to Lease and the Amendment to Termination and Option Agreement.

“Assets” means all of Seller’s assets, properties, business, goodwill and rights of every kind and description, real and personal, tangible and intangible, located at the Totowa Property and used in the operation of the Business.

“Assignee” is defined in Section 13.2.

“Assignment of Lease and Termination and Option Agreement” means the Assignment of Lease and Termination and Option Agreement, by and between Seller, as tenant, and Buyer, as assignee, substantially in the form of Exhibit G.

“Association” is defined in Section 13.5(b).

“Assumed Liabilities” is defined in Section 2.3(a).

“Bill of Sale, Assignment and Assumption Agreement” means a bill of sale, assignment and assumption agreement by and between Seller and Buyer in substantially the same form as Exhibit A.

“BLAs” is defined in Section 4.32.

“Business”means the business operations of Seller conducted solely at the Totowa Property relating to the performance by Seller of its obligations under the Existing Manufacturing Agreement, including the furnishing of development services, process design and development, production and aseptic filling services for pharmaceutical microparticles (including microspheres and liposomes) manufacturing services, and other related services to customers therewith, and the goodwill appurtenant to such business and assets, but in all cases excluding (i) the business operations performed at the Princeton Property and (ii) the business operations of Seller, wherever located, Related exclusively to customers of Seller other than Buyer.

“Business Confidential Information” means the Confidential Information of Seller except that “Business Confidential Information” does not include personnel information (other than that provided to Buyer pursuant to this Agreement), trade secrets, models, inventions, discoveries, the DMF numbered 16941 (Contract Manufacturing), advertising and marketing plans or systems, sales methods or systems, pricing lists and pricing formulae, customer and client lists, customer and client information (including principal contacts, addresses and telephone numbers) and related purchasing history, financial information and all documentation related to the foregoing.

“Business Documents, Systems and Information”means (i) all written and electronic documentation Related to the Business including, but not limited to, the SOPs and all procedures, policies, manuals, methods, batch records, and other information used for the operation of the Business, (ii) all records with respect to distributors, suppliers and Buyer; (iii) all Information Technology, and (iv) all Business Confidential Information.

“Business Day” means any calendar day which is not a Saturday, Sunday or public holiday under the laws of the State of New Jersey.

“Buyer” is defined in the Introduction.

“Buyer Officer’s Certificate” is defined in Section 9.1.

“CERCLA” is defined in Section 4.24.

“Change Order” means the change order between the Parties pursuant to the Existing Manufacturing Agreement, originally dated February 16, 2005 and as amended from time to time.

“Change Order No. 2” means the change order between the Parties pursuant to the Existing Manufacturing Agreement, dated October 4, 2005.

“Charter Documents” means an entity’s certificate or articles of incorporation or formation, certificate defining the rights and preferences of securities, articles of organization, general or limited Seller agreement, operating agreement, certificate of limited Seller, joint venture agreement or similar document governing the entity.

“Claim Notice” is defined in Section 10.3(a).

“Claim Response” is defined in Section 10.3(a).

“Closing” is defined in Section 3.1.

“Closing Consents” is defined in Section 8.3.

“Closing Date” is defined in Section 3.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Commercially Reasonable” means, with respect to arrangements made by, and performance of covenants of, a Party under this Agreement, means that such Party shall, if appropriate, incur expenses in the nature of processing fees (including legal review), administrative and other costs and expenses that are reasonable in amount, but such Party shall not be required to make any payment or offer or grant any financial accommodation or other benefit to any counterparty not otherwise provided under any applicable agreement between such Party and such counterparty, or release any claim or right under any such applicable agreement.

“Confidential Information”means any confidential or proprietary information of Seller Related to the Business, including but not limited to, personnel information that Seller is not permitted to disclose pursuant to law and its existing privacy policies, correspondence and communications between Seller and the FDA or other Governmental Body, know-how, trade secrets, formulae, specifications, technical information, processes, models, inventions, discoveries, graphical and computer generated material, manuals, plans, designs, prototypes, drawings (including engineering and auto-cad drawings), proprietary information, the DMF numbered 17159, blue prints, data, databases, software, source codes, advertising and marketing plans or systems, distribution and sales methods or systems, pricing lists and pricing formulae, customer and client lists, customer, client, dealer, distributor, wholesaler and supplier information (including principal contacts, addresses and telephone numbers), purchasing history, financial information and all documentation related to the foregoing. Notwithstanding the foregoing, Confidential Information shall not include information (a) which was publicly known prior to the date of this Agreement or (b) that becomes publicly known without any act or omission by Seller.

“Confidentiality Agreement” is defined in Section 13.1.

“Consent to Assignment” means the Consent to Assignment and Assumption of Lease Agreement, by and between Seller, as tenant, and Buyer, as assignee, Safeguard, as guarantor, and consented to by the Landlord, substantially in the form of Exhibit F

“Contingent Claim” is defined in Section 10.8.

“Contract” means any written or oral contract, agreement, purchase order, lease, instrument or other document, commitment, arrangement, or undertaking that is binding on any Person or its property under applicable Law.

“Court Order” means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any Person or its property under applicable Law.

“Current Renovations” means the construction and alterations activities being conducted at the Totowa Property by Buyer pursuant to Change Order No. 2.

“Damages” is defined in Section 10.1(a).

“DAS Agreement” means the Supply Agreement dated May 31, 2002 (the “Agreement”) between Seller (as successor to Laureate Pharma L.P.) and DrugAbuse Pharmaceuticals, Inc. (as successor to Drug Abuse Sciences, Inc.) (“DAS”), including any subsequent agreements defining the relationship between Seller and DAS, including that certain Assignment, Amendment and Reaffirmation Agreement dated June 17, 2004.

“Default” means (i) a breach, default or violation, (ii) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (iii) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration.

“Disclosing Party” is defined in Section 6.6(b).

“DMFs” is defined in Section 4.32.

“Drug Establishment Registration” means a registration with the FDA under 21 C.F.R. Sec. 207.20 by an owner or operator of a drug establishment (as defined in 21 C.F.R. Sec. 207.3).

“Drug Master File” means a drug master file as described in 21 C.F.R. Sec. 314.420.

“Employee Lease” means that certain agreement, dated December 3, 2004, between Seller and the P.F. Laboratories, Inc., a New Jersey corporation, relating to the lease by Seller of unionized employees at the Totowa Property.

“Employee Compensation List” is defined in Section 4.16.

“Encumbrances” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

“Environmental Claims” is defined in Section 4.24(i).

“Environmental Laws” is defined in Section 4.24(ii).

“Environmental Liability” means any and all liabilities, claims, costs, damages, losses, expenses, penalties, fines, attorneys’ fees, court costs and other costs incurred or imposed (a) pursuant to any order, notice of responsibility, injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of (i) Seller’s violation of Environmental Laws occurring at any property owned or operated by Seller prior to the Closing Date or (ii) the Previous Owner’s violation of Environmental Laws occurring at any property owned or operated by Previous Owner prior to December 3, 2004 or (b) pursuant to any claim or cause of action by a Governmental Body or other third Person for personal injury, property damage, or remediation costs to the extent arising out of or attributable to (i) Seller’s violation of, or Seller’s actions which result in a remedial obligation under, any Environmental Law occurring prior to the Closing Date or (ii) the Previous Owner’s violation of, or the Previous Owner’s actions which result in a remedial obligation under, any Environmental Law occurring prior to December 3, 2004.

“Environmental Permit” is defined in Section 4.24(iii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Assets” is defined in Section 2.1(b).

“Excluded Equipment” is defined in Section 2.1(b)(iii).

“Existing Manufacturing Agreement” means the Technology Transfer and Manufacturing Agreement, dated October 3, 2003, between the Parties, together with any amendments thereto following the date hereof.

“Expiration Date” is defined in Section 10.4(b).

“FDA” is defined in Section 4.32.

“FDA Documents” is defined in Section 4.32.

“FDA Requirements” is defined in Section 4.32.

“FFDCA” is defined in Section 4.32.

“Fixed Assets is defined in Section 4.28.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Body” means any United States (a) federal, state, commonwealth, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body or other entity and any court, arbitrator or other tribunal).

“Governmental Permit” means any permit, license, registration, certificate of occupancy, approval, privilege, franchise, variance, exemption, consent or other authorization of any nature whatsoever, granted, approved or allowed by any Governmental Body.

“Hazardous Material” is defined in Section 4.24(iv).

“Indemnified Buyer Party” is defined in Section 10.1.

“Indemnified Party” means an Indemnified Buyer Party or an Indemnified Seller Party.

“Indemnified Seller Party” is defined in Section 10.2.

“Indemnitor” is defined in Section 10.3(a).

“INDs” is defined in Section 4.32.

“Information Technology” means all communications systems and computer systems used or held for use in the conduct of the Business by Seller including all hardware, software, and URLs.

“Insurance Claims List” is defined in Section 4.20.

“Inventory” means (i) all items purchased by Buyer and delivered to Seller under the Existing Manufacturing Agreement, wherever located, and (ii) the items that shall be the subject of the Inventory Payment at Closing, in each case as listed on Schedule 1.1, which shall be updated by mutual agreement immediately prior to the Closing.

“Inventory Payment” means the dollar amount payable for the items specified on Schedule 1.1.

“ISRA” is defined in Section 4.24.

“Knowledge of Buyer” means the actual knowledge of Robert J. Capetola, Ph.D., Christopher J. Schaber, Ph.D., John G. Cooper, David Lopez, Cynthia Davis and Jerry Orehostky, in each case, after reasonable investigation without any constructive or imputed knowledge of Buyer or any of its directors, officers or employees or owner.

“Knowledge of Seller” means the actual knowledge of Robert J. Broeze, Mary-Joan Hampson-Carlin, Ernest Tyler, John Morris, Steven J. Grenfell, Steven J. Feder and Christopher J. Davis, in each case, after reasonable investigation without any constructive or imputed knowledge of Seller or any of its directors, officers or employees or owner.

“Landlord” means Norwell Land Company, the landlord under the Totowa Lease.

“Law” means any statute, law, ordinance, regulation, order, code or rule of any United States federal, state, or local governmental or regulatory body or authority, including those covering biopharmaceuticals, pharmaceuticals (including drugs, biologics, radiopharmaceuticals, and controlled substances), environmental, energy, safety, health, information technology, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

“Legal Proceeding” means any action, lawsuit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted, or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liability” means any direct or indirect liability, indebtedness, obligation, expense, debt, claim, loss, damage, deficiency, guaranty or endorsement of any nature, of or by any Person, whether absolute or contingent, known or unknown, secured or unsecured, recourse or non-recourse, filed or unfiled, accrued or unaccrued, due or to become due, or liquidated or unliquidated.

“Liquidated Claim Notice” is defined in Section 10.3(a).

“Litigation” means any action, lawsuit, arbitration, administrative or other proceeding (including any civil, criminal, investigative, or appellate proceeding), hearing, criminal prosecution or investigation or inquiry by any court or Governmental Body.

“LNA” is defined in Section 6.15.

“Material Adverse Effect” means a material adverse effect on the business, Assets (including the Purchased Assets), operation or condition (financial or otherwise), results of operations of Seller as it Relates to the Business, consistent with past practice.

“Milestone Payments” means the milestone payments aggregating $636,000 (consisting of payments in the amounts of $530,000 and $106,000 under the Change Order) that were to be paid upon written agreement of the quality committee that the facility, quality systems and Surfactant manufacturing process are ready for FDA re-inspection, which payments shall accelerate and become due and owing at the Closing.

“Minor Contract” means (a) any Contract Relating to the Business that is terminable by a Party on not more than 30 days’ notice without any Liability, (b) any Contract Relating to the Business (other than Off-the-Shelf Software) under which the obligation of a Party (fulfilled and to be fulfilled) involves an amount of less than $5,000 and any group of similar Contracts under which the obligation of a Party (fulfilled and to be fulfilled) involves an amount of less than $10,000, and (c) any Off-the-Shelf Software.

“NDAs” is defined in Section 4.32.

“NJDEP” means the New Jersey Department of Environmental Protection.

“Non-Assignable Contract” is defined in Section 2.4.

“Non-Offeree Employee” is defined in Section 6.5.

“Non-Real Estate Leases” is defined in Section 4.21.

“Offeree Employee” is defined in Section 6.5.

“Off-the-Shelf Software” means any software license implied by the sale of a product and perpetual, paid-up royalty free and transferable license rights for “off-the-shelf” third party application software licensed for use in the Business, in any individual case, under a license with a maximum payment obligation on the part of Seller of less than $3,000.

“Ordinary course” or “ordinary course of business” means the ordinary course of business that is consistent with past practices.

“Parent Guaranty” means the guaranty by Safeguard of the obligations of Seller under this Agreement, in substantially the form of Exhibit E.

“Parties” is defined above in the Introduction.

“Permitted Encumbrance” means (a) any Encumbrance disclosed on Schedule 1.2; (b) any liens of mechanics, materialmen and laborers for work or services performed or materials furnished in connection with the Totowa Property, in each instance, which are not yet due and payable, including any such lien resulting from the activities being conducted by or for Buyer at the Totowa Property pursuant to Change Order No. 2 to the Existing Manufacturing Agreement prior to the Closing; (c) any rights reserved to or vested in any municipality or public authority to control or regulate the use of the Totowa Property or to use the Totowa Property in any manner; (d) any easements, rights-of-way, servitudes, restrictions and other minor defects, encumbrances and irregularities in title to the Totowa Property which could not, individually or in the aggregate, materially and adversely affect the value, condition, marketability or operation of the Totowa Property or the Totowa Lease or quiet enjoyment thereof; or (e) any Encumbrance for Taxes, assessments and other governmental charges that are not yet due and payable.

“Person” means any natural person, corporation, Seller, proprietorship, association, joint venture, trust or other legal entity.

“PHSA” is defined in Section 4.32.

“Plans” is defined in Section 4.22(a).

“Previous Owner” means Purdue Pharma L.P., a Delaware limited partnership.

“Prime Rate” means the prime lending rate as reported in The Wall Street Journal from time to time as the base rate on corporate loans.

“Princeton Property” means Seller’s facility located at 201 College Road East, Princeton, New Jersey.

“Purchased Assets” is defined in Section 2.1(a).

“Purchase Price” is defined in Section 2.2(a).

“Purchase Price Cap” is defined in Section 10.4(a).

“Qualified Offer” is defined in Section 6.5.

“Quality Agreement” means an agreement to be entered into on the Closing Date between Seller and Buyer, substantially in the form of Exhibit B-2 relating to the arrangements of the supply of regulated products as set forth in the Transition Services Agreement.

“Real Property” means all rights and interests of Seller in or to the Totowa Property.

“Related” means used or held for use in connection with the ownership, operation or maintenance of, arising from, or related to.

“Response Period” is defined in Section 10.3(a).

“Safeguard” means Safeguard Scientifics, Inc., a Pennsylvania corporation, of which Seller is an indirect wholly-owned subsidiary.

“SEC” is defined in Section 6.6(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller Contracts” is defined in Section 4.15(a).

“Seller Insurance” is defined in Section 4.20.

“Seller Officer’s Certificate” is defined in Section 8.1.

“Seller Required Consent” is defined in Section 4.4.

“SOPs” means the methods, processes, reports and standard operating procedures (collectively, the “SOPs”) of Seller used in the operation of the Business, including without limitation those listed on Schedule 2.1(a)(iii).

“Structures” means all buildings, structures, fixtures, facilities and improvements to any Real Property.

“Taxes” shall mean all taxes, duties, charges, fees, levies or other assessment imposed by any taxing authority, including income, capital gains, gross revenue, profits, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, capital, lease, goods and services, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment, which shall be deemed to be Taxes for any taxable period with respect to which they shall arise, regardless of when they shall accrue or be payable.).

“Tax Returns” means any and all returns, reports, claims for refund, information returns, or other statements (including elections, declarations, disclosures, schedules, estimates, and attachments), including estimates or amendments thereof, required to be filed by a Party with respect to any Taxes.

“Termination Agreement” means the Termination Agreement, by and among Seller, Safeguard and The P.F. Laboratories, Inc., in substantially the form attached as Exhibit I.

“Termination and Option Agreement” means that certain agreement, dated December 3, 2004, between Seller and Norwell Land Company relating to the parties’ respective rights and obligations under the Totowa Lease and relating to the Totowa Property.

“Termination Date” is defined in Section 11.1(b).

“Third-Party Claim” is defined in Section 10.5(a).

“Threshold Amount” is defined in Section 10.4(a).

“Totowa Lease” means that certain lease, dated December 3, 2004, for the Totowa Property between Seller, as tenant, and the Norwell Land Company, as landlord.

“Totowa Property” means the facility leased by Seller consisting of approximately 21,000 square feet in a building located at 710 Union Boulevard, Totowa, New Jersey.

“Trademarks” means any trademarks, service marks, brand names, certification marks, trade names, logos, trade dress, and all goodwill associated with the foregoing throughout the world and registrations in any jurisdictions of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application.

“Transaction Documents” means this Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Transition Services Agreement, the Quality Agreement, the Consent to Assignment, the Assignment of Lease and Termination and Option Agreement, the Parent Guaranty, that certain letter agreement between the Parties, dated the date hereof, and any other certificate, instrument, agreement or document required to be delivered pursuant to the terms hereof and thereof.

“Transactions” means the purchase and sale of the Purchased Assets and the transfer and assumption of the Assumed Liabilities at the Closing and the other transactions contemplated by the Transaction Documents.

“Transferred Employees” is defined in Section 6.5.

“Transition Services Agreement” means an agreement to be entered into effective on the Closing Date between Seller and Buyer, substantially in the form of Exhibit B-1, relating to the provision by Seller of certain services following the Closing.

“Unassumed Liability” is defined in Section 2.3(b).

“Unliquidated Claim” is defined in Section 10.3(a).

“Union” is defined in Section 6.5(e).

“Union Employees” means (i) employees of the Landlord who are members of the Union and provide services to Seller at the Totowa Property pursuant to the Employee Lease, and (ii) following the Closing, employees of Buyer who are members of the Union and who provide services to Buyer at the Totowa Property pursuant to an agreement between Buyer and the Union, as provided in Section 6.5(e).

“US” means the United States of America.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

2.    Sale and Purchase.

2.1    Agreement to Sell and Purchase.

(a)    Subject to the satisfaction or waiver by the applicable Party prior to the Closing of the various conditions set forth in Section 8 and Section 9 herein, at the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all right, title and interest of Seller in and to all of the Assets (other than the Excluded Assets) (the “Purchased Assets”), free and clear of all Encumbrances (other than Permitted Encumbrances) as follows:

(i)    all Inventory;

(ii)    all Fixed Assets (including all Structures), furniture, fixtures, leasehold improvements, tooling, machinery and equipment;

(iii)    all Business Documents, Systems and Information, including without limitation the SOPs;

(iv)    all telephone numbers and facsimile numbers currently used in the Business and identified on Schedule 2.1(a)(iv);

(v)    all manufacturing, warehouse and office supplies Related to the Business;

(vi)    DMF numbered 17159;

(vii)   to the extent transferable, all Governmental Permits that are Related to the Business and have been issued to Seller or applied for by Seller and all rights thereunder; and

(viii)   all Seller Contracts; and

(ix)    an assignment of Seller’s rights as tenant under the Totowa Lease and the Termination and Option Agreement.

(b)    Notwithstanding the foregoing, the Purchased Assets shall not include any of the following (the “Excluded Assets”):

(i)    the seals, Charter Documents, minute books, Tax Returns, books of account or other records having to do with the organization of Seller;

(ii)    the rights that accrue or will accrue to Seller under this Agreement;

(iii)   the equipment set forth on Schedule 2.1(b)(iii), as such Schedule may be modified from time to time (with the written consent of Buyer not to be unreasonably withheld) on or prior to the Closing Date (the “Excluded Equipment”);

(iv)   all trade names and abbreviations used by Seller whether or not in connection with the Business including “Laureate Pharma” and “Laureate”;

(v)    claims, demands, causes of action, choses in action, rights of recovery, rights of set-off, rights to refunds and similar rights in favor of Seller or any Affiliate of Seller of any kind to the extent Relating to (a) the Excluded Assets or the Unassumed Liabilities, (b) the Existing Manufacturing Agreement or (c) the ownership of the Assets, or operation of the Business, prior to the Closing Date;

(vi)   DMF numbered 16941;

(vii)    all motor vehicles;

(viii)   all cash and cash equivalents, including bank accounts, money market funds and temporary cash investments;

(ix)    all of Seller’s and its Affiliates’ right, title and interest in and to all Accounts Receivable and all notes, bonds, and other evidences of indebtedness of and rights to receive payments arising out of sales, services, rentals and other business activities of Seller and its Affiliates, including with respect to the Business, and including all rights with respect to any third party collection procedures or any other actions or proceedings in connection therewith;

(x)    all rights to use SOPs included in Section 2.1(a)(ix) that also relate to the operation of Seller’s business at the Princeton Property, as well as any SOP which was the basis for such an SOP or which was derived from such an SOP prior to the Closing Date;

(xi)    any and all of Seller’s and its Affiliates’ rights arising under any outstanding receivable or payable between Seller, on the one hand, and any Affiliate of Seller, on the other hand;

(xii)   Assets of Seller or its Affiliates that are located at or used in connection with Seller’s business operations conducted at the Princeton Property;

(xiii)   all assets Related to any pension, profit sharing, stock bonus, stock option, thrift or other retirement plan, medical, hospitalization, dental, life, disability, vacation or other insurance or benefit plan, employee stock ownership plan, deferred compensation, stock ownership, stock purchase, bonus, benefit or other incentive plan, severance plan or other similar plan relating to Seller, its Affiliates or their respective employees;

(xiv)   all rights, titles, claims and interests of Seller or its Affiliates under any policy or agreement of insurance or under any bond;

(xv)    (A) all Trademarks, (B) all rights to intellectual property owned by customers of Seller other than Buyer, and (C) all rights to intellectual property owned or otherwise used by Seller exclusively with respect to customers of Seller other than Buyer;

(xvi)   all rights Related to the prepaid expenses identified on Schedule 2.1(b)(xvi) that accrue or are paid by Seller prior to the Closing;

(xvii)   all rights or claims by any Seller or any Affiliate of any Seller to (a) any Tax refund relating to the period prior to the Closing Date;

(xviii)   the Employee Lease; and

(xix)    the Assets specified on Schedule 2.1(b)(xix).

2.2    Purchase Price. In consideration of the grant, sale, conveyance, assignment, transfer and delivery of the Purchased Assets to Buyer and the assumption by Buyer of the Assumed Liabilities, Buyer shall pay a total amount (the “Purchase Price”) equal to Sixteen Million Dollars ($16,000,000). Buyer shall pay the Purchase Price at the Closing by a wire transfer of immediately available funds, in accordance with written instructions provided by Seller to Buyer prior to the Closing Date.

2.3    Assumption of Liabilities.

(a)    At the Closing, Buyer shall assume and agree to pay, discharge or perform, as appropriate, when due only the Liabilities of Seller specifically identified below in this subsection (a) (the “Assumed Liabilities”):

(i)    all Liabilities set forth on Schedule 2.3(a), to the extent that such Liabilities accrue, are caused by, arise out of, are associated with, are in respect of, or are incurred, in each case, at any time on and after the Closing Date in connection with the Purchased Assets and the ownership or operation of the Purchased Assets after the Closing Date (to the extent that such Liabilities are not overdue or delinquent on the Closing Date, without regard to any grace period and without incurring any increase in the amounts due);

(ii)    all Liabilities expressly assumed by Buyer under Section 7.3 of this Agreement; and

(iii)   all Liabilities relating to the ownership of the Purchased Assets from and after the Closing Date and the conduct by Buyer of its business after the Closing Date.

(b)    Notwithstanding subsection (a) above or any other provision of this Agreement, Buyer is not assuming under this Agreement or any other Transaction Document, and Seller shall continue to be responsible for, any Liability (each, an “Unassumed Liability”) that is not specifically identified as an Assumed Liability under subsection (a) above, including, without limitation, any of the following: (i) except as may otherwise be provided under the Existing Manufacturing Agreement, any product or service liability or similar claim for injury to any Person or property, regardless of when made or asserted, that arises out of or is based upon any alleged action or failure to act by Seller or any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or that is imposed or asserted to be imposed by operation of law or otherwise in connection with any service performed or product sold or leased by or on behalf of Seller on or prior to the Closing, whether or not billed as of the Closing Date; (ii) (A) any Taxes of Seller or (B) except as otherwise provided in Section 7.3(c) (relating to property Taxes), any Tax payable with respect to the Business, the Purchased Assets and the performance by Seller of its obligations under the Existing Manufacturing Agreement (except as may otherwise be provided therein) with respect to any period or portion thereof ending on or before the Closing Date; (iii) any Liabilities under or in connection with any Excluded Assets; (iv) any Liabilities of Seller arising or incurred in connection with Seller’s performance or failure to perform under any agreement with any customer of Seller other than Buyer; (v) any Liabilities arising prior to the Closing Date or as a result of the Closing relating to Seller’s employment of Persons, including Liabilities, if any, with respect to any employee wages, salaries, benefits or withholding taxes, the Plans or other pension plan, supplemental savings plan, any workers compensation claim or any other Liability of Seller to or with respect to its respective employees relating in any way to their employment by Seller; (vi) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the Transactions; (vii) any Environmental Liability arising prior to the Closing or relating to the conduct of the Business prior to the Closing; (viii) Liabilities arising from or related to governmental fines or penalties arising out of or based upon Seller’s actions or failure to act or the conduct of the Business or otherwise incurred by Seller, in each case during any period prior to the Closing Date; (ix) any Liabilities for money borrowed or pursuant to any financing agreement or arrangement, whether direct or contingent; (x) any Liability of Seller owing to any of its Affiliates; (xi) any Liabilities arising prior to the Closing Date or as a result of Seller’s activities in connection with the Closing relating to the infringement, misappropriation, trademark dilution or other violation of the confidential information, proprietary information or intellectual property of any Person other than Buyer; and (xii) any other Liabilities (including any lease agreement) regardless of when made or asserted, that are not specifically assumed by Buyer under this Agreement.

2.4    Consent of Third Parties. Nothing in this Agreement shall be construed as an attempt by Seller to assign to Buyer pursuant to this Agreement any Seller Contract, permit, franchise, claim or Asset included in the Purchased Assets that is by its terms expressly or implicitly or by law nonassignable without the consent of any other party or parties, unless such consent or approval shall have been given, or as to which all the remedies for the enforcement thereof available to Seller would not by law pass to Buyer as an incident of the assignments provided for by this Agreement (a “Non-Assignable Contract”). To the extent that any Seller Required Consent in respect of, or a novation of, a Non-Assignable Contract shall not have been obtained on or before the Closing Date, Seller shall at its sole expense continue to use its Commercially Reasonable efforts to obtain any such Seller Required Consent or novation after the Closing Date until such time as it shall have been obtained, and Seller shall cooperate with Buyer in any Commercially Reasonable arrangement to provide that Buyer shall receive the interest of Seller in the benefits under each such Non-Assignable Contract, including performance, to the extent permitted by applicable Law, by Seller as agent if Commercially Reasonable; provided that, so long as Seller shall provide to Buyer substantially all the benefits of each such Non-Assignable Contracts, Buyer shall undertake to pay or satisfy the corresponding Liabilities under the terms of each such Non-Assignable Contract (or such lesser amount corresponding to the value of benefits actually provided to Buyer by Seller with respect to such Non-Assignable Contract) to the extent that Buyer would have been responsible therefor if such consent or approval had been obtained. Nothing contained in this Section 2.4 or elsewhere in this Agreement shall be deemed a waiver by Buyer of its right to have received on the Closing Date an effective assignment of all of the Purchased Assets or of the covenant of Seller to obtain all of Seller Required Consents, nor shall this Section 2.4 or any other provision of this Agreement be deemed to constitute an agreement to exclude from the Purchased Assets any Contracts as to which a Seller Required Consent may be necessary.

3.    Closing.

3.1    Location; Date. The closing for the Transactions (the “Closing”) shall be held at the offices of Morgan, Lewis & Bockius LLP in Philadelphia, Pennsylvania, on a date which shall be no more than three Business Days after satisfaction or waiver of the conditions set forth in Section 8 and Section 9, or at such other date and place as may be mutually agreed by the parties (the “Closing Date”).

3.2    Deliveries. At the Closing, subject to the satisfaction of the conditions set forth in Section 8 or Section 9, as applicable,

(a)    Seller shall deliver, or cause to be delivered, to Buyer:

(i)    duly executed counterparts to the Transaction Documents to which each of Seller, Safeguard and the Landlord are parties;

(ii)    true and complete copies of the duly executed Ancillary Agreements, certified by an executive officer of Seller;

(iii)   an updated Employee Compensation List, if necessary, to show changes to the information contained in the Employee Compensation List dated as of December 27, 2005;

(iv)   an opinion of Seller’s Counsel in substantially the form set forth on Exhibit D;

(v)    a non-foreign certification (in form and substance reasonably satisfactory to Buyer) that satisfies the requirements of Treasury Regulation section 1.1445-2(b)(2);

(vi)    Closing Consents in such forms as are reasonably acceptable to Buyer and any other Seller Required Consent that Seller receives on or prior to the Closing;

(vii)    a copy of the duly executed Notice related to Drug Establishment Registrations for Totowa Property in substantially the form set forth on Exhibit C-3 that will be transmitted by Seller on the Closing Date for filing with the FDA pursuant to Section 7.4;

(viii)   such applications and notices (in such forms as are reasonably acceptable to Buyer) that will be filed by Seller on or, as may be reasonably practicable, following the Closing Date with respect to those Governmental Permits that are being transferred to Buyer pursuant to Section 2.1(a)(vii);

(ix)    administrative passwords for all Purchased Assets, as applicable;

(x)    copies of all Business Documents, Systems and Information, including without limitation, the SOP’s;

(xi)    termination statements or other evidence (in a form reasonably acceptable to Buyer) that any liens identified on Schedule 4.11 have been released;

(xii)    if in Seller’s possession, the LNA with respect to the Transactions from the NJDEP; and

(xiii)    such other instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, Buyer all of Seller’s right, title and interest in and to the Purchased Assets.

With respect to the items contemplated by clause (x) above, Buyer acknowledges that such items are maintained at the Totowa Property and, as such, shall be deemed delivered at the Closing.

(b)    Buyer shall deliver to Seller:

(i)    duly executed counterparts to the Transaction Documents to which it is a party; and

(ii)    such other documents, instruments, certificates and agreements as may be reasonably required by Seller to consummate and give effect to the Transactions.

(c)    Buyer shall deliver the Purchase Price to Seller in accordance with Section 2.2.

(d)    Buyer shall deliver the Inventory Payment.

(e)    Buyer shall deliver the Milestone Payments.

(f)    Buyer shall deliver, if applicable, Buyer’s pro rated portion of any property tax prepaid by Seller with respect to the period up to and including the Closing Date.

Each of the payments contemplated to be delivered at the Closing by Buyer shall be made by wire transfer of immediately available funds in accordance with instructions provided by Seller to Buyer prior to the Closing Date.

4.    Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows with respect to the Purchased Assets and the Business; provided, however, that the Parties acknowledge and agree that (i) only the provisions of the Existing Manufacturing Agreement shall govern the performance by Seller of its obligations under the Existing Manufacturing Agreement, such that no right of indemnification under this Agreement shall arise in connection with any breach of any representation or warranty under the Existing Manufacturing Agreement or any Default by Seller in the performance of its obligations under the Existing Manufacturing Agreement, and (ii) nothing in this Agreement shall have the effect of expanding or otherwise modifying the rights and obligations of the Parties under the Existing Manufacturing Agreement.

4.1    Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in the State of New Jersey, which is the only jurisdiction where the Business or the ownership of the Purchased Assets requires it to be so qualified, except for failures to be so qualified that would not reasonably be expected to have a Material Adverse Effect. During the four years immediately preceding the date of this Agreement, Seller has conducted business, and its Assets have been held, only under the names of Laureate Pharma, Inc., Bard Biopharma, LP and Biopharma Acquisition Corp., each of which was organized under the laws of the State of Delaware.

4.2    [Reserved]

4.3    Authority and Binding Effect. Seller has the full power and authority to (i) own the Purchased Assets, (ii) carry on the Business as presently conducted, (iii) execute and deliver each Transaction Document to which it is or will be a party, (iv) perform the Transactions performed or to be performed by it pursuant to the terms of the Transaction Documents and (v) satisfy or perform, as the case may be, its obligations under those Transaction Documents to which it is a party. The execution, delivery and performance by Seller of the Transaction Documents to which it is a party have been duly authorized by all necessary corporate action. Assuming due authorization, execution and delivery by Buyer, this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

4.4    Consents and Approvals. Except for any notices, filings, consents, approvals, permits, licenses or authorization of, or registration, declaration or filing with, any third party or court or Governmental Body specified in Schedule 4.4 (the “Seller Required Consents”), neither the execution and delivery by Seller of any of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by Seller under the Transaction Documents, require any notice, filing, consent, approval, permit, license or authorization of, or registration, declaration or filing with, or renegotiation with any third party or court or Governmental Body, constitute a Default under, cause any payment obligation to arise or give any Person the right to challenge any of the Transactions under (i) any Law or Court Order which is applicable to Seller, (ii) any Contract, Governmental Permit or other document to which Seller is a party or by which the properties or other assets of Seller, including the Purchased Assets, may be bound or (iii) except as have already been obtained, the Charter Documents of Seller.

4.5    [Reserved]

4.6    [Reserved]

4.7    Taxes.

(a)    Seller has filed all Tax Returns that it was required to file and all such Tax Returns are current and complete in all material respects. All material Taxes owed by Seller (whether or not shown on any Tax Return) have been paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no ongoing examinations or claims against Seller for Taxes with respect to or affecting the Purchased Assets or the Business, and no written notice of any audit, examination or claim for Taxes or any dispute with respect to or affecting the Purchased Assets or the Business, whether pending or threatened, has been received by Seller.

(b)    Seller has withheld and paid over or will pay over to the proper taxing authorities all Taxes required to have been withheld and paid over with respect to or affecting the Purchased Assets and the Business, including, without limitation, all employer contributions and premiums, withholding taxes and social security and unemployment Taxes and premiums, required to be remitted to all taxing authorities, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(c)    There are (and as of immediately before the Closing there will be) no Encumbrances (other than Permitted Encumbrances) on the Purchased Assets of Seller relating to or attributable to Taxes and no current Liability for any Taxes due and payable in connection with the Business and the Purchased Assets.

(d)    Schedule 4.7(d) lists all federal, state, local, and foreign jurisdictions in which Seller has filed Tax Returns with respect the Business.

(e)    No written claim that remains unresolved has ever been made by any Governmental Body in a jurisdiction where Seller does not file a Tax Return that the Business may be subject to taxation by that jurisdiction or that Tax Returns must be filed with regard to the Business in such jurisdiction. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax Assessment or deficiency.

(f)    None of the Purchased Assets (i) is tax-exempt use property within the meaning of Section 168(h) of the Code, (ii) directly or indirectly secures any debt, the interest on which is exempt under Section 103(a) of the Code, or (iii) is property that is required to be treated as being owned by any Person (other than Seller) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986.

(g)    Seller has not received any written notice of any special tax assessment affecting the Totowa Property or Seller’s obligations under the Totowa Lease and, to the Knowledge of Seller, no such assessment is pending or threatened.

(h)    Seller has not made, and is not obligated to make, and is not a party to any agreement that under certain circumstances could obligate it to make, any payment to any Person involved in the Business that will not be deductible under §280G of the Code.

4.8    [Reserved]

4.9    [Reserved]

4.10   Inventory. Except as described in Schedule 4.10, the Inventory to be included in the Purchased Assets will consist of items of good, usable and merchantable quality usable in the ordinary course of business. None of the Inventory is damaged or obsolete. Seller has valued the Inventory in accordance with U.S. generally accepted accounting principles at the lower of cost, calculated on a first-in, first-out basis, or market value. All Inventory not owned by Buyer is owned by Seller and no Inventory has been consigned to Seller.

4.11   Title to Purchased Assets and Related Matters. Except as otherwise set forth on Schedule 4.11, Seller has good and marketable title to, valid leasehold interest in or valid licenses to use, as applicable, all the Purchased Assets, free from any Encumbrances (other than Permitted Encumbrances). The use of the Purchased Assets is not subject to any Encumbrances (other than Permitted Encumbrances), and such use does not encroach on the property or the rights of any Person.

4.12    Condition of Purchased Assets. Except as set forth on Schedule 4.12, the equipment and all other tangible assets and properties which are part of the Purchased Assets are in good operating condition and repair, normal wear and tear excepted, and are usable in the ordinary course of the Business and conform in all material respects to all applicable Laws relating to their use and operation as such Purchased Assets are currently used in the conduct of the Business. Except for Purchased Assets held pursuant to the Non-Real Estate Leases described on Schedule 4.21 and the Excluded Equipment, no Person other than Laureate owns any Fixed Assets or other tangible Assets situated on the Totowa Property. Seller confirms that there are no Assets of Seller located at the Totowa Property that are not Purchased Assets. Except for (i) the Excluded Assets, (ii) the services provided by the Union Employees under the Employee Lease and the Non-Offeree Employees, (iii) the services to be provided by Seller after the Closing pursuant to the Transition Services Agreement and assuming the replenishment of Inventory in the ordinary course of the Business, the Purchased Assets are sufficient to enable Buyer to conduct its operations after the Closing in all respects as Seller conducted its operations of the Business prior to commencement of the Current Renovations.

4.13    Real Property. The Totowa Property is in good condition, ordinary wear and tear excepted. Seller has peaceful, undisturbed and exclusive possession of the leasehold estate created under the Totowa Lease, and other than the Termination and Option Agreement and the Employee Lease, there are no leases, subleases, licenses, concessions, or other Contracts granting to any other Person the right to use or occupy the Totowa Property. Seller has not mortgaged or otherwise encumbered the Totowa Lease and, to the Knowledge of Seller, there are no Encumbrances that would adversely affect the use and occupancy of the Totowa Property. Except as set forth on Schedule 4.13, the Totowa Lease is valid and in full force and effect and, other than with respect to the 483 Letter received January 21, 2005 and related correspondence, copies of which have been provided to Buyer, (i) Seller is not, and to the Knowledge of Seller, the Landlord is not, in Default under the Totowa Lease or any Contract or Law with respect to the occupancy, maintenance or use of the Totowa Property, (ii) no notice or threat from any landlord, Governmental Body or other Person has been received by Seller or served upon the Totowa Property claiming any Default or obligation under the Totowa Lease or any Contract or Law, or requiring or calling attention to the need for any work, repairs, construction, alteration, installations or environmental remediation, or otherwise indicating that there is pending or anticipated any action of the landlord, such Governmental Body or other Person that would adversely affect the Totowa Property or the ability of Buyer to conduct its manufacturing activities following the Closing, (iii) there does not exist any event or condition that is likely to result in a Default under the Totowa Lease by Seller or, to the Knowledge of Seller, by the Landlord, and (iv) all security deposits required to be made by Seller under the Totowa Lease have been made by Seller and no portion of such security deposits has been applied to cure any prior Default by Seller under the Totowa Lease. The Totowa Lease has not been assigned, modified, supplemented or amended. To the Knowledge of Seller, no Legal Proceedings are pending which would affect the zoning or use of the Totowa Property. No portion of the Totowa Property is within an identified flood plain or other designated flood hazard area as established under any Law or otherwise by any governmental authority. The Totowa Property has direct legal access to, abuts, and is served by a publicly maintained road, which road does and shall provide a valid means of ingress and egress thereto and therefrom, without additional expense. All utilities, including water, gas, telephone, electricity, sanitary and storm sewers, are currently available to the Totowa Property at normal and customary rates, and are adequate to serve the Business as currently conducted and Seller’s current use of the Totowa Property. There are no claims or Legal Proceedings which are pending against Seller, or, to the Knowledge of Seller, pending or threatened against the Landlord or the owner of the Totowa Property, which could reasonably be expected to affect the continued use of the Totowa Property in substantially the same manner as presently used by Seller.

4.14    Intellectual Property.

(a)    Contracts.

(i)    Schedule 4.14(a)(i)(A) contains a complete and accurate list of all Contracts relating to the Confidential Information in written form, except for Minor Contracts. Except as specified on Schedule 4.14(a)(i)(B), Seller is not currently engaged in any dispute or disagreement with respect to any such Contract nor, to the Knowledge of Seller, are there any threatened disputes or disagreements with respect to any such Contracts. Except for any rights under written licenses or written Contracts set forth in Schedule 4.14(a)(i)(C), no current or former employee of Seller (including any current or former Union Employee under the Employee Lease) owns or has any interest in any Business Confidential Information or Information Technology.

(ii)    To the Knowledge of Seller, Schedule 4.14(a)(ii)(A) contains a complete and accurate list of all Contracts relating to the Confidential Information that are not in written form, except for Minor Contracts, and an accurate summary description of all material terms of all such Contracts. Except as specified on Schedule 4.14(a)(ii)(B), Seller is not currently engaged in any dispute or disagreement with respect to any such Contract nor, to the Knowledge of Seller, are there any threatened disputes or disagreements with respect to any such non-written Contracts.

(b)    Seller has made available to Buyer complete and correct copies of all written Contracts, together with all amendments, supplements or modifications thereto, as required to be set forth on Schedule 4.14(a)(i)A.

(c)    Business Confidential Information.

(i)    The Business Confidential Information constitutes all of the Confidential Information that has been used or held for use, or relied upon by Seller in the Business. Seller has not transferred ownership of, nor granted any exclusive license with respect to, any Business Confidential Information to any other Person. Except as set forth on Schedule 4.14(c)(i)(A), Seller is the owner of all right, title and interest in and to, or has licensed, with full power to transfer and assign to Buyer, free and clear of any Encumbrances, each item comprising the Business Confidential Information and has the right to bring actions for infringement, misappropriation or other violation thereof. Schedule 4.14(c)(i)(B) contains a complete and accurate list of all payments due to a third party for any licensed Business Confidential Information. All Business Confidential Information is fully transferable and alienable to Buyer without payment of any kind to any other Person; however, all Business Confidential Information described in those Contracts listed on Schedule 4.4, is fully transferable and alienable to Buyer without payment of any kind to any other Person in accordance with its terms. The documentation relating to all Business Confidential Information is current, accurate, and sufficient in detail and content to identify and explain it to an individual having appropriate education and experience and to allow its full and proper use by an individual having appropriate education and experience without reliance on the knowledge or memory of any other individual. Seller has used reasonable efforts to maintain the confidentiality of its Confidential Information. Except as set forth in Schedule 4.14(c)(i)(C), all Business Confidential Information is not part of the public knowledge or literature, and, has not been used, divulged, or appropriated by Seller to the detriment of the Business. Seller is not currently engaged in any dispute or disagreement with respect to any Business Confidential Information nor, to the Knowledge of Seller, are there any threatened disputes or disagreements regarding the Business Confidential Information.

(ii)    No Business Confidential Information is, to the Knowledge of Seller, subject to any proceeding or outstanding order or stipulation, (other than any license agreement to Seller), restricting in any manner the use, transfer, assignment or licensing thereof to Buyer, or which may adversely affect the validity, use or enforceability of such Business Confidential Information. Each item of Business Confidential Information is valid, subsisting, and enforceable and any maintenance and renewal fees due in connection with such Business Confidential Information have been made.

(iii)   Except as set forth in Schedule 4.14(c)(iii)(A), the Business, including, without limitation, the business processes of the Business, does not, and, to the Knowledge of Seller, has not been alleged to, infringe upon, misappropriate, dilute (with respect to trademarks only), or otherwise violate any confidential or proprietary information or intellectual property owned by any other Person. Except as set forth in Schedule 4.14(c)(iii)(B), no written notice or claim has been received by Seller asserting that the Business, including, without limitation, the business processes of the Business, infringes upon, misappropriates or otherwise violates any confidential information, proprietary information, or any intellectual property owned or controlled by any other Person.

(iv)    Except as specified on Schedule 4.14(c)(iv)(A), Seller has not been informed in writing that any Person is infringing, misappropriating or otherwise violating or challenging or threatening in any way, any Business Confidential Information. To the Knowledge of Seller, Seller has not received any unwritten or verbal notification that any Person is infringing, misappropriating or otherwise violating or challenging or threatening in any way, any Business Confidential Information. Except as specified on Schedule 4.14(c)(iv)(B), Seller has not given any indemnification rights, other than those provided under the Uniform Commercial Code or any equivalent thereof, to any other Person against infringement, misappropriation or other violation of any confidential information of a third party.

(v)    All Information Technology necessary to the present operation of the Business is owned by Seller, free and clear of any Encumbrances, or is leased or licensed by Seller, with full power to transfer and assign such Information Technology to Buyer.

(vi)   All Off-the-Shelf Software necessary to the operation of the Business as of the Closing have been licensed (including shrink-wrap and click-wrap licenses) by Seller.

4.15    Contracts.

(a)    Schedule 4.15 lists all Contracts Related to the Business to which Seller is a party or by which it is bound, whether written or oral, except for (i) Minor Contracts, (ii) Contracts that are Excluded Assets and (iii) Contracts that relate to Unassumed Liabilities. The Contracts listed in Schedule 4.15 and the Minor Contracts excluded from Schedule 4.15 are referred to in this Agreement as the “Seller Contracts.”

(b)    Except as described on Schedule 4.15, Seller has made available to Buyer complete and correct copies of all written Seller Contracts, together with all amendments, supplements or modifications thereto, and accurate summary descriptions of all material terms of all oral Seller Contracts (other than Minor Contracts), as set forth or required to be set forth on Schedule 4.15.

(c)    The Seller Contracts (as such may be modified through the Closing) constitute all of the Purchased Assets that are Contracts. Each of the Seller Contracts is legal, valid and binding upon Seller, enforceable against Seller in accordance with its terms. Seller is not in Default under any Seller Contracts (including any Seller Contracts that are leases). Seller has not received any communication from, or given any communication to, any other party indicating that Seller or such other party, as the case may be, is in Default under any Seller Contract. To the Knowledge of Seller, (i) none of the other parties to any such Seller Contract is in Default thereunder and (ii) each such Seller Contract is enforceable against any other parties thereto in accordance with the terms thereof. There are no renegotiations of (x) any amounts paid or payable to Seller under any current Seller Contract or (y) any material term or condition of any current Seller Contract, in each case, with any Person having the contractual or statutory right to demand or require such renegotiation and, to the Knowledge of Seller, no such Person has made any demand for such negotiation. Seller has not received written notice that any party to any Seller Contract intends to cancel or terminate any Seller Contract.

4.16    Employees/Independent Contractors. Except as set forth on Schedule 4.16, Seller is not (a) a party to, involved in or, to the Knowledge of Seller, threatened by, any labor dispute, strike, work stoppage or unfair labor practice charge or other employment-related claim (other than normal benefit claims under Seller’s health and welfare Plans in the ordinary course of business) affecting the Totowa Property or the Business, (b) currently negotiating any collective bargaining agreement, or (c) currently a party to any collective bargaining agreement. Seller has furnished Buyer with a complete and correct list as of December 27, 2005 of the names, job titles, 2004 year end bonuses, year-to-date base pay, year-to-date overtime, accrued and unused sick and vacation days, Accrued Bonus, 401(k) employer match percentages, severance plan eligibility, tuition reimbursements paid and gym reimbursements paid for each current employee of Seller engaged in performing services for Seller at the Totowa Property (the “Employee Compensation List”). On the date of this Agreement, there are seven active employees of Seller at the Totowa Property and no such employee is on authorized leave, medical or otherwise. The Employee Compensation List is true, complete and correct as of the date hereof and the Employee Compensation List, as updated pursuant to Section 6.4, shall be true, complete and correct as of Seller’s most recent regular pay-roll date prior to the Closing Date. Seller has furnished Buyer with a complete and correct list of the names of any Persons (other than as contemplated by Section 4.26) who will have a right to receive any cash consideration or other economic benefit as a result of the consummation of any of the Transactions and the nature and amount of such consideration or benefit. Seller has not violated the WARN Act or any New Jersey state Law relating to plant closings or mass layoffs with respect to the Totowa Property. During the 90 days prior to the date of this Agreement, Seller has not terminated any employees at the Totowa Property (one person has left).

4.17    Governmental Permits. Schedule 4.17 sets forth a complete list of all material Governmental Permits which Seller owns, possesses, uses or holds for use in connection with the Business or otherwise applied for or held by Seller. Except as otherwise noted on Schedule 4.17, Seller owns, possesses or lawfully uses in the operation of its Business all material Governmental Permits which are necessary (a) to conduct the Business as now conducted or (b) to the ownership of the Purchased Assets, free and clear of all Encumbrances. Except as set forth on Schedule 4.17, no present or former officer, employee (including any current or former Union Employee under the Employee Lease) or representative of Seller, or any other Person owns or has any proprietary, financial or other interest (direct or indirect) in any material Governmental Permit which Seller owns, possesses, uses or holds for use in connection with the Business. Each Governmental Permit listed on Schedule 4.17 that is issued in the name of Seller is in good standing and in effect in accordance with its terms.

4.18    Compliance with Law and Court Orders. Seller has complied with all, and is not in violation or Default of any, applicable Laws and Governmental Permits (except as otherwise stated in Section 4.32, and other than Laws and Governmental Permits pertaining to environmental matters and FDA Requirements, which are addressed exclusively by Section 4.24 and Section 4.32, respectively) and with all Court Orders listed on Schedule 4.18 affecting Seller’s Assets, the operation of the Business or the Purchased Assets, which are all of the Court Orders to which Seller is a party or, to the Knowledge of Seller, to which it, the Business or the Purchased Assets are subject. Seller has made available to Buyer full and complete copies of all Court Orders (including all related correspondence and documentation) listed on Schedule 4.18. Neither Seller nor, to the Knowledge of Seller, any officer, employee or agent of Seller (a) has used any corporate funds of Seller to make any payment to any officer or employee of any government, or to any political party or official thereof, where such payment either (i) was, at the time, unlawful under Laws applicable thereto; or (ii) was, at the time, unlawful under the Foreign Corrupt Practices Act of 1977, as amended; or (b) has made or received an illegal payment, remuneration, direct or indirect, bribe, kickback, political contribution or other similar questionable illegal payment in connection with the operation of the Business. Seller has not received any written, or, to the Knowledge of Seller, other notices or communications from any Governmental Body or other Person regarding any actual, alleged, threatened, possible, or potential violation of, or failure to comply with, any Law, Governmental Permit or Court Order. No material capital expenditures are anticipated or required for Seller to comply with any Law, Governmental Permit or Courts Order.

4.19    Claims.

(a)    Except as disclosed in Schedule 4.19: (i) there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened against Seller, the Business or the Purchased Assets; and (ii) there is no dispute or disagreement pending or threatened in writing between Seller and any of its customers, suppliers, employees or consultants, and, to the Knowledge of Seller, there is no set of facts or circumstances that, with the passage of time or otherwise, could give rise to any such dispute or disagreement; and (iii) there is no Legal Proceeding that has been commenced by Seller that could reasonably be expected to have a Material Adverse Effect.

(b)    There is no Litigation pending or, to the Knowledge of Seller, threatened against Seller that challenges the legality, validity or enforceability of this Agreement, the other Transaction Documents or the Transactions or that could be reasonably expected to materially adversely affect the ability of Seller to complete the Transactions or have a Material Adverse Effect.

4.20    Insurance. Schedule 4.20 lists all insurance coverage purchased by Seller currently in effect to which Seller is a party, a named insured or otherwise the beneficiary of insurance coverage (“Seller Insurance”). Copies of policies or binders evidencing Seller Insurance, to the extent available, have been made available for review by Buyer. All Seller Insurance is in full force and effect, and Seller is not in Default thereunder and any and all premiums that are due and payable with respect to any Seller Insurance have been paid in full. Except as described in Schedule 4.20, no written notice of cancellation that has not been rescinded has been received by Seller with respect to the Seller Insurance. Prior to the date hereof, Seller has delivered to Buyer a list of all insurance claims (other than any individual claims of less than $5,000 that do not exceed $30,000 in the aggregate) made by Seller during its ownership and operation of the Business (the “Insurance Claims List”). The Insurance Claims List is true, complete and correct. Except as set forth on Schedule 4.20, there are no claims (other than any individual claims of less than $5,000 that do not exceed $30,000 in the aggregate) made by Seller currently outstanding under any of the Seller Insurance.

4.21    Non-Real Estate Leases. Schedule 4.21 lists all Purchased Assets used in the Business (other than Real Property) that are possessed by Seller under an existing lease, including all trucks, automobiles, forklifts, machinery, equipment, furniture and computers. Schedule 4.21 also lists the leases under which such Assets listed in Schedule 4.21 are possessed. All of such leases are referred to herein as the “Non-Real Estate Leases.” All Purchased Assets under a Non-Real Estate Lease are in good condition, ordinary wear and tear excepted, and are sufficient for the current operations of the Business. Seller is not in Default under any Non-Real Estate Lease.

4.22    Employee Benefit Plans.

(a)    Attached hereto as Schedule 4.22 is a list of all employee benefit plans, all employee welfare benefit plans, all employee pension benefit plans, all multiemployer plans and all multiple employer welfare arrangements (as defined in Sections 3(3), (1), (2), (37) and (40) respectively of ERISA) (collectively, the “Plans”, and individually, each a “Plan”), which are currently maintained and sponsored by Seller with respect to employees located at the Totowa Property, or to which Seller currently contributes, or currently existing Plans under which Seller will have an obligation to contribute in the future, or under which compensation or benefits are otherwise provided to employees of Seller located at the Totowa Property. Seller confirms that, under the terms of the Plans as in effect on the date of this Agreement and the Closing Date, the value of unused sick days and personal days are paid out to each non-exempt employee at the end of each calendar year, but vacation days may be carried over beyond the calendar year in which they are accrued.

(b)    The Purchased Assets will not be subject to any Encumbrance (including any statutory Encumbrance) to secure payment of any Liability to the Pension Benefit Guaranty Corporation under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty or otherwise with respect to any such Plan.

(c)    All obligations of any nature under any Plan will constitute an Unassumed Liability and Buyer shall have no obligation or duty with respect to any Plan identified on Schedule 4.22 or other benefit made available by Seller to employees of Seller located at the Totowa Property. Seller shall continue to be responsible for the obligations and administration of all Plans and Seller’s employee benefits after the Closing.

4.23    [Reserved]

4.24    Environmental Matters. In addition to the representations and warranties in Section 4.18, hereof and not in limitation thereof, and except as disclosed on Schedule 4.24 hereto, (a) no releases of Hazardous Materials have occurred at or from the Totowa Property during the period it was owned or leased by Seller or, to the Knowledge of Seller, at any other time, (b) there are no past, pending, or, to the Knowledge of Seller, threatened Environmental Claims against Seller, (c) there are no underground storage tanks owned by Seller, or located at the Totowa Property, (d) there are no facts, circumstances, or conditions that could reasonably be expected to restrict, under any Environmental Law or Environmental Permit in effect prior to or at the Closing Date, the ownership, occupancy, use or transferability of the Totowa Property, or to give rise to any material legal Liability under the Environmental Laws pertaining to the Totowa Property, (e) none of Seller nor its Affiliates has received a request under any of the Environmental Laws for information relating to the Totowa Property, (f) there are no unsatisfied financial assurance or closure requirements under the Environmental Laws pertaining to the Totowa Property on account of Seller’s use or ownership of such property, (g) any contaminant levels resulting from any releases of Hazardous Materials at or from the Totowa Property meet applicable remediation standards under applicable Environmental Law, (h) to the Knowledge of Seller, the Totowa Property is not now nor has in the past been listed on the National Priorities List of sites under the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”), the CERCLA Information System, or any comparable state or local environmental database, (i) to the Knowledge of Seller, there is no asbestos-containing material, lead-based paint or equipment containing polychlorinated biphenyls located at the Totowa Property, (j) Seller has not provided information to any governmental authority of any actual, threatened or suspected releases of Hazardous Materials or any violation of any Environmental Permit or Environmental Law and (k) there is no Liability with respect to the cleanup or investigation at the Totowa Property resulting from the disposal or treatment (with a transporter or otherwise) of Hazardous Materials by Seller or, with respect to any Hazardous Materials generated by Seller, by any other party (Seller has made available to Buyer the Phase I Environmental Study conducted by Urban Engineers, Inc. on the Totowa Property in October 2004), (l) to the extent that the Totowa Property is a “Major Facility”as that term is defined in N.J.S.A. 58:10-23.11b, Seller has furnished the New Jersey Department of Environmental Protection with all the information required by N.J.S.A. 58:10-23.11d1 through 11d17 inclusive, (m) to the Knowledge of Seller, no lien has been attached to any revenues or any real or any personal property owned by Seller and located in New Jersey, including the Totowa Property, as a result of the administrator of the New Jersey Spill Compensation Fund expending monies from such fund to pay for “Damages,” as that term is defined in N.J.S.A. 58:10-23.11g, and/or “Clean up and Removal Costs,” as that term is defined in N.J.S.A. 58:10-23.11b, arising from an intentional or unintentional action or omission by Seller or any previous owner and/or operator of the Totowa Property resulting in the releasing, spilling, pumping, pouring, emitting, emptying or dumping of any Hazardous Materials into the waters of New Jersey or onto land from which it might flow or drain into such waters or into waters outside the jurisdiction of New Jersey where damage may have resulted to the lands, waters, fish, shellfish, wildlife, biota, air and other resources owned, managed, held in trust or otherwise controlled by New Jersey. As used in this Agreement:

(i)    “Environmental Claims” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, investigations, violations or proceedings related to any applicable Environmental Law or any Environmental Permit brought, issued or asserted by a Governmental Body or third party for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law or for personal injury or property damage resulting from the release of a Hazardous Material at, to or from the Totowa Property or any facility or property at which Seller disposed or arranged for the disposal or treatment (with a transporter or otherwise) of Hazardous Materials from the Totowa Property, including Seller employees seeking damages for exposure to Hazardous Materials;

(ii)    “Environmental Laws” means all federal, state and local Laws related to protection of the environment, natural resources, safety or health or the handling, use, recycle, generation, treatment, storage, transportation or disposal of Hazardous Materials, and any common Law cause of action relating to the environment, natural resources, safety, health or the management of or exposure to Hazardous Materials, including without limitation, (i) the CERCLA; (ii) the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. 6901 et seq. (“RCRA”), (iii) the New Jersey Industrial Site Recovery Act, as amended, N.J.S.A. 13:1K-6 et seq. (“ISRA”); (iv) the New Jersey Spill Compensation and Control Act, as amended, N.J.S.A. 58:10-23.11 et seq. (“Spill Act”); and (v) the New Jersey Leaking Underground Storage Tank Act, as amended, N.J.S.A. 58:10A-21 et seq., as the same may be amended or supplemented from time to time. Any terms mentioned in this Section 4.24 which are defined in any Environmental Law shall have the meanings ascribed to such terms in said laws; provided, however, that if any of such laws are amended so as to broaden any term defined therein, such broader meaning shall apply subsequent to the effective date of such amendment;

(iii)   “Environmental Permit” means all permits, licenses, approvals, authorizations or consents required by any Governmental Body under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Body under any applicable Environmental Law; and

(iv)    “Hazardous Material” means any hazardous, toxic or radioactive substance, material or waste which is regulated as of the Closing Date by any state or local Governmental Body or the US, including any material or substance that is: (A) defined as a “hazardous substance,”“regulated substance” or “hazardous waste” under applicable state law, (B) petroleum, petroleum products or wastes, (C) asbestos, (D) designated as a “hazardous substance” pursuant to section 311 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et seq. (33 U.S.C. § 1321), (E) defined as a “hazardous waste” pursuant to section 1004 of the RCRA, (F) defined as a “hazardous substance” pursuant to section 101 of the CERCLA, (G) defined as a “regulated substance” pursuant to section 9001 of the RCRA or (H) otherwise regulated under the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq., the Clean Air Act, as amended, 42 U.S.C. §7401 et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801 et seq., or the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. §136 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. §11001 et seq., the Safe Drinking Water Act, as amended, 42 U.S.C. §300(f) et seq., and the Occupational Safety and Health Act, as amended, 29 U.S.C. §651 et seq.

4.25    [Reserved]

4.26    Broker’s or Finder’s Fee. No agent, broker, Person or firm acting on behalf of Seller or its Affiliates is, or will be, entitled to any commission or broker’s or finder’s fees from Seller or from any of its Affiliates in connection with this Agreement or any of the Transactions.

4.27    [Reserved]

4.28    Certain Personal Property. Schedule 4.28 is a complete schedule of all fixed assets and tangible personal property included in the Purchased Assets (the “Fixed Assets”). Except for those items subject to the Non-Real Estate Leases described in Section 4.21 and the Excluded Equipment, no Person other than Seller owns any vehicles, equipment or other tangible assets located on the Totowa Property and comprising the Fixed Assets. The Purchased Assets that are personalty are suitable for the purposes for which such Assets are currently used or are held for use, and are in good working condition, subject to normal wear and tear. The Fixed Assets are in compliance with all material Laws.

4.29    [Reserved]

4.30    [Reserved]

4.31    Solvency. Seller is not now insolvent and will not be rendered insolvent by any of the Transactions. As used in this Section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets. Immediately after giving effect to the consummation of the Transactions: (a) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (b) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (c) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (d) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

4.32    FDA. Except as otherwise indicated on Schedule 4.32, the Business is in compliance with all applicable requirements of the Federal Food, Drug, and Cosmetic Act (“FFDCA”), the Public Health Service Act (“PHSA”), and the regulations promulgated thereunder by the US Food and Drug Administration (the “FDA”), Related to the Business (collectively the “FDA Requirements”). Except as otherwise indicated on Schedule 4.32 or the FDA Documents, Seller has not received any written notice or, to the Knowledge of Seller, other communication from the FDA or other Governmental Body alleging any violation of the FDA Requirements. Seller has provided or made available to Buyer all documents and communications in its possession concerning communications from, and to, the FDA and any other Governmental Body or prepared by the FDA or any other Governmental Body that bear in any material respect on compliance by the Business with the FDA Requirements (as listed on Schedule 4.32, the “FDA Documents”). Seller has filed with the FDA DMFs bearing DMF numbers 16941 and 17159 and has maintained and kept current such DMFs. With respect to the Business, Seller is not directly engaged in any testing involving human subjects or human specimens, and has not filed investigational new drug applications (“INDs”), new drug applications (“NDAs”), supplemental NDAs, biologics license applications (“BLAs”) or submitted any other marketing application to the FDA; provided, however, Buyer hereby acknowledges that third parties are engaged in such testing of products manufactured or otherwise handled at the Totowa Property, and Seller disclaims any and all representations and warranties regarding or relating to any such testings, any such products, and any such INDs, NDAs and BLAs, as applicable. To the Knowledge of Seller, neither Seller, nor any officer, employee, or agent of Seller has made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Body or knowingly failed to disclose a material fact required to be disclosed to the FDA or other Governmental Body Related to the Totowa Property or products manufactured at the Totowa Property. Neither Seller, nor, to the Knowledge of Seller, any officer or employee of Seller, has been or is subject to debarment, temporary denial of approval or suspension under 21 U.S.C. §§335a(a) or (b).

4.33    Statements and Other Documents Not Misleading.

(a)    Neither this Agreement, including all schedules and exhibits, nor any financial statement, document or other instrument specifically referred to herein or delivered pursuant hereto furnished by Seller to Buyer pursuant hereto in connection with the Transactions contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make such statement, document or other instrument not misleading.

(b)    THE EXPRESS INTENTION OF SELLER AND BUYER IS THAT BUYER SHALL PURCHASE THE PURCHASED ASSETS AND ASSUME THE ASSUMED LIABILITIES FROM SELLER WITHOUT ANY REPRESENTATIONS, WARRANTIES OR COVENANTS, EXPRESS OR IMPLIED, FROM OR OF SELLER OTHER THAN OTHERWISE SET FORTH HEREIN. BUYER HEREBY WAIVES AND RELINQUISHES ALL RIGHTS AND PRIVILEGES ARISING OUT OF, OR WITH RESPECT OR IN RELATION TO, ANY REPRESENTATIONS, WARRANTIES, AND COVENANTS, WHETHER EXPRESS OR IMPLIED, WHICH MAY HAVE BEEN MADE OR GIVEN, OR WHICH MAY BE DEEMED TO HAVE BEEN MADE OR GIVEN, BY SELLER, OTHER THAN AS SET FORTH HEREIN.

5.    Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

5.1    Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, having all requisite corporate power and authority to perform its obligations under this Agreement.

5.2    Authority and Binding Effect. Buyer has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and has taken all actions necessary to secure all approvals required in connection therewith. The execution, delivery and performance of this Agreement and the consummation of the Transactions by Buyer have been duly authorized by all necessary corporation action. Assuming due authorization, execution and delivery by Seller, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

5.3    Validity of Contemplated Transactions. Neither the execution and delivery by Buyer of any of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by Buyer under the Transaction Documents, require any notice, filing, consent, renegotiation or approval, constitute a Default, cause any payment obligation to arise or give any Person the right to challenge any of the Transactions under (a) any Law or Court Order which is applicable to Buyer, (b) any Contract, Governmental Permit or other document to which Buyer is a party or by which the properties or other assets of Buyer may be bound or (c) except as have already been obtained, the Charter Documents of Buyer.

5.4    Broker’s or Finder’s Fee. No agent, broker, Person or firm acting on behalf of Buyer is, or will be, entitled to any commission or broker’s or finder’s fees from any of the Parties or from any of their Affiliates in connection with this Agreement or any of the Transactions.

5.5    Availability of Funds. Buyer has, or will have, cash or credit facilities available that are sufficient to enable it to make payment of the Purchase Price at Closing without the necessity of securing additional third-party financing.

5.6    Claims. There is no Litigation pending or, to the Knowledge of Buyer, threatened against Buyer that challenges the legality, validity or enforceability of this Agreement, the other Transaction Documents or the Transactions or that materially would adversely affect the ability of Buyer to complete the Transactions.

5.7    FDA. To the knowledge of Buyer, neither Buyer, nor any officer, employee, or agent of Buyer has made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Body or failed to disclose a material fact required to be disclosed to the FDA or other Governmental Body pertaining to the Totowa Property or product manufactured at the Totowa Property. Neither Buyer, nor, to the knowledge of Buyer, any officer or employee of Buyer, has been or is subject to debarment, temporary denial of approval or suspension under 21 U.S.C. §§335a(a) or (b).

6.    Pre-Closing Covenants.

6.1    Access. From the date of this Agreement to the Closing Date, Seller shall give Buyer and its counsel, accountants and other representatives access during normal business hours to the premises of the Business, personnel, counsel, books and records, accounts and other representatives of Seller and furnish to Buyer and such representatives all such additional documents and information with respect to the Business as Buyer may from time to time reasonably request, subject to applicable confidentiality requirements and Seller’s existing obligations to its other customers, to permit Buyer to promptly complete its business, legal, accounting and financial due diligence investigation of the Purchased Assets and the Business prior to the Closing. Without limiting the foregoing, Seller shall provide Buyer copies of such documents and information or such access and introductions, and in each case, within the time periods, set forth on Schedule 6.1. Any visits shall be conducted in a manner so as to minimize disruptions to the operations of Seller. Seller shall promptly introduce Buyer to such of Seller’s employees, distributors and suppliers as Buyer may request. Seller agrees that no investigation by Buyer or its representatives shall affect or limit the scope of the representations and warranties of Seller herein or limit the liability of Seller for any breach of such representations and warranties.

6.2    [Reserved]

6.3    Operation of the Business. Except as set forth on Schedule 6.3 or as otherwise expressly permitted or required by this Agreement, between the date of this Agreement and the Closing Date Seller acknowledges that solely with respect to the Totowa Property:

(a)    Seller shall conduct the Business in the ordinary course in accordance with its past practice under the Existing Manufacturing Agreement, except that, without the written consent of Buyer, Seller shall not undertake any capital improvement or make any commitment for capital expenditures in excess of $15,000 in the aggregate. Seller shall maintain and service the Purchased Assets consistent with past practice and preserve intact the Business as it is currently operated;

(b)    For the avoidance of doubt, the Parties acknowledge and agree that (i) the DAS Agreement is not a Purchased Asset or an Assumed Liability, (ii) Buyer shall have no obligation with respect to the DAS Agreement, either before or after the Closing, and (iii) Seller shall be solely responsible for the performance of its obligations under the DAS Agreement;

(c)    Seller will use its Commercially Reasonable efforts to obtain in writing as promptly as possible all Seller Required Consents and all of the Closing Consents, which consents shall be in a form reasonably acceptable to Buyer and its counsel and shall not be subject to the satisfaction of any condition that has not been satisfied or waived;

(d)    Seller shall not: (i) incur any Liability that would be an Assumed Liability other than in the ordinary course of business; (ii) without the consent of Buyer, enter into, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to any Seller Contract or incur any Liability Related to the Business other than in the ordinary course of business; (iii) Default under, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a Default under any term or provision of any Seller Contract; or (iv) create or permit any Encumbrance (other than Permitted Encumbrances) on any of the Purchased Assets;

(e)    Seller shall comply in all material respects with all applicable Laws; and

(f) Seller shall not (i) hire any new employee at the Totowa Property or enter into any employment contract, or, (ii) except in the ordinary course of business consistent with past practice, increase the rate of compensation payable or to become payable by it to any personnel at the Totowa Property, or (iii) amend, modify or increase the benefits available to employees at the Totowa Property under any Plan, or (iv) introduce any new Plan or benefit to such employees.

6.4   Update of Schedules. Prior to the Closing, Seller shall, after obtaining Knowledge thereof, as promptly as practicable disclose to Buyer in writing any information set forth in the Schedules hereto which has become inaccurate and any information of the nature of that set forth in the Schedules which arises after the date hereof and which would have been required to be included in the Schedules if such information had existed on the date hereof. Such disclosure shall not limit or affect any of Buyer’s rights hereunder for or with respect to any misrepresentation or breach of warranty by Seller or Seller’s failure to fulfill any covenant, agreement or condition contained in this Agreement. At or prior to the Closing, Seller shall (i) update the Insurance Claims List to reflect any insurance claims made by Seller prior to the Closing and since the last such claim identified on the Insurance Claims List originally delivered in accordance with Section 4.20, and (ii) update as of Seller’s most recent regular payroll date prior to the Closing Date the Employee Compensation List to reflect changes, if any, to the compensation and benefits reflected on the Employee Compensation List originally delivered in accordance with Section 4.16.

6.5    Employees and Business Relations.

(a)    From the date hereof and up to and including the Closing Date, (i) Seller shall use its Commercially Reasonable efforts (but shall not be required to increase wages or benefits) to keep available the services of the current employees and agents of the Business, and (ii) Seller shall use Commercially Reasonable efforts to maintain the relations and goodwill with the suppliers, distributors of the Business. Buyer shall make an offer of employment to at least five of the seven active employees of Seller dedicated to the Totowa Property (the “Offeree Employees”). Any employee who does not receive such an offer of employment is referred to herein as a “Non-Offeree Employee.” For purposes hereof, an employee shall be considered “active” if such employee is in good standing on the Closing Date, including any such employee who is on an authorized leave, medical or other, on the Closing Date. Buyer shall provide Seller with a list of the Non-Offeree Employees no more than five Business Days after the date of this Agreement. Each offer of employment to an Offeree Employee shall include salary and cash incentive compensation (excluding, for this purpose, payments under any severance plan or arrangement) that, in the aggregate, is substantially comparable to that provided to such employee by Seller, and benefits comparable to Buyer’s health, welfare and other benefit plans made available to Buyer’s current employees, provided, that Buyer shall credit each Offeree Employee with up to an aggregate of ten vacation and sick days that have been accrued as of the Closing Date but not taken by such Offeree Employee under Seller’s vacation and sick day policies (each such offer, a “Qualified Offer”). Each Qualified Offer shall comply in all material respects with all applicable Laws, including all employment Laws dealing with discrimination. In the event an Offeree Employee accepts a Qualified Offer and is hired by Buyer (each a “Transferred Employee”), such Transferred Employee’s employment with Buyer shall be effective the first business day following the Closing Date. In crediting such Transferred Employees with accrued sick and vacation days, Buyer shall be entitled to rely on the Employee Compensation List, as updated by Seller through the Closing Date pursuant to Section 6.4.

(b)    Seller shall not provide any offer of continued employment to any Offeree Employee or otherwise attempt to dissuade or discourage any Offeree Employee from accepting a Qualified Offer. On or before the Closing Date, Seller shall pay to each Transferred Employee identified on Schedule 6.5(b) the annual bonus accrued through the Closing Date (“Accrued Bonus”) in the amount set forth opposite such Transferred Employee’s on the Employee Compensation List, and shall be responsible for all costs related thereto.

(c)    On or before the Closing Date, Seller shall pay to each Transferred Employee, if applicable, an amount equal to the number of days’ pay that equals the number of accrued sick and vacation days in excess of ten that such Transferred Employee shall have accrued as of the Closing Date, and shall be responsible for all costs related thereto.

(d)    Buyer shall have no obligation under this Agreement to continue the employment of any Transferred Employee, to continue to pay any specified salary or bonus compensation to any such Transferred Employee or, except as provided in Section 6.5(a) with respect to credits for accrued sick and vacation days, to provide to any such Transferred Employee any specific health, welfare or other plan benefits or perquisites. Following the Closing, Buyer shall be entitled to manage its staff levels and administer its human resources policies and benefit plans in such manner as it, in its sole discretion, may deem appropriate.

(e)    From the date hereof and up to and including the Closing Date, without the written consent of Buyer, Seller shall not take any action under the Employee Lease to (i) increase or decrease the number of Union Employees, or (ii) substitute any Union Employees for any other Union Employees. Notwithstanding the foregoing, (A) Seller shall use its Commercially Reasonable efforts to assist Buyer in negotiating with the Lessor and the Labor Union representing the employees provided to Seller under the Employee Lease to achieve a replacement agreement (in a form acceptable to Buyer) between Buyer and Local 825, International Chemical Workers Union Council of the United Food and Commercial Workers International Union (the “Union”) and (B) on or before the Closing, Seller and the other parties thereto shall enter into the Termination Agreement.

6.6    Confidentiality.

(a)    If the Transactions are not consummated, each Party shall treat all information obtained in its investigation of another Party or any Affiliate thereof as confidential in accordance with the terms of the Confidentiality Agreement.

(b)    Each Party agrees that it will not file the Schedules to this Agreement with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Item 601(b)(2) of Regulation S-K; provided, that, if the SEC requests a copy of any Schedule so omitted from a Party (for this purpose, the “Disclosing Party”), the Disclosing Party shall furnish such requested Schedule to the SEC supplementally, with a request that the SEC return the Schedules pursuant to Rule 418(b) of the Securities Act or Rule 12b-4 of the Exchange Act; provided, further, that if after reviewing any Schedule furnished pursuant to the preceding proviso, the SEC determines that the Disclosing Party is required to file such Schedule, then the Disclosing Party shall file such Schedule or otherwise comply with any request of the SEC. If the Disclosing Party determines, in its sole discretion, that it must file any of the Exhibits to this Agreement with the SEC or any other Governmental Body or securities exchange pursuant to applicable Law, then the Disclosing Party agrees to consult with the other Party to determine if any of the information contained in such Exhibits is appropriate for confidential treatment. If the Disclosing Party, in its sole discretion, determines after such consultation that any information in such Exhibits is appropriate for confidential treatment, the Disclosing Party shall redact such information from the version of the Exhibit that is filed with the SEC and shall submit a confidential treatment request relating to such information. Notwithstanding the foregoing, nothing contained in this Agreement shall in any way affect the right of a Party to take, or refrain from taking, any actions that such Party, in its sole discretion, determines are necessary or advisable to in order to comply with (i) all applicable Laws or (ii) any request from the SEC or any other Governmental Body or securities exchange.

6.7    Related Parties. Each Party shall use its commercially reasonable efforts to cause its Affiliates to take or refrain from taking any action that may be necessary to carry out the Transactions.

6.8    Transfer of Purchased Assets and Business. Subject to the satisfaction of or waiver by the applicable Party of the conditions set forth in Section 8 or Section 9, as applicable, on and prior to the Closing Date, Seller shall take such reasonable steps as may be necessary or appropriate, in the judgment of Buyer, such that at and after the Closing Buyer shall be placed in actual possession and control of all of the Purchased Assets and the Business. In furtherance thereof, Seller shall execute and deliver such additional instruments of conveyance and transfer as Buyer may reasonably require, in the judgment of Buyer, in order to more effectively vest in it, and put it in possession of, the Purchased Assets.

6.9    Fulfillment of Closing Conditions. (a) At and prior to the Closing, each Party shall use Commercially Reasonable efforts to fulfill, and to cause each other to fulfill, as soon as practicable before the Termination Date the conditions specified in Section 8 and Section 9 to the extent that the fulfillment of such conditions is within its control. In connection with the foregoing, each Party will (i) refrain from any actions that would cause any of its representations and warranties to be inaccurate as of the Closing, and take any reasonable actions within its control that would be necessary to prevent its representations and warranties from being inaccurate as of the Closing, (ii) execute and deliver the applicable agreements and other documents referred to in Section 8 and Section 9, (iii) comply with all applicable Laws in connection with its execution, delivery and performance of this Agreement, the other Transaction Documents to which it is a party and the Transactions, (iv) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any Laws, Contracts or otherwise, including the Closing Consents and the Seller Required Consents in the case of Seller, and (v) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions.

6.10    DMF.  On or prior to the Closing Date, Seller shall have provided to Buyer full and complete copies of DMF numbered 17159 and all related documentation.

6.11    [Reserved]

6.12    [Reserved]

6.13    [Reserved]

6.14    Environmental. Within five Business Days following the date of this Agreement, Seller shall file with the NJDEP (with copies to Buyer) an application (including all supporting documentation) requesting NJDEP issue a letter stating that ISRA, including the regulations promulgated thereunder, is not applicable to the transaction contemplated by this Agreement (the “LNA”). Seller shall use its commercially reasonable efforts to obtain the LNA prior to Closing but the Closing shall not be conditioned upon such issuance.

6.15    Further Assurances. Consistent with the terms and conditions hereof, each Party hereto shall use its best efforts to execute and deliver such other documents and take such other actions as reasonably requested by the other Party to fulfill the conditions precedent to the obligation of the other Party to consummate the purchase and sale of the Business, or as the other Party hereto may reasonably request in order to carry out this Agreement and the Transactions contemplated hereby.

7.    Post-Closing Covenants.

7.1    Transition Period. For a period of 12 months after the Closing Date, Seller and its Affiliates shall forward to Buyer all mail, remittance, receipts or other mailings received by any of them relating to the Business other than the Excluded Assets and the Unassumed Liabilities.

7.2    Employees.

(a)    Buyer shall be solely responsible for all Liabilities arising out of or related to the actual or constructive termination of employment occurring after the Closing Date of any Transferred Employee. Seller will be responsible for providing COBRA continuation coverage as required by Law to all Employees of Seller that are not Transferred Employees, and their eligible dependents covered under the health plans in which Seller participates. Seller shall provide COBRA continuation coverage at Buyer’s expense to Transferred Employees until such time as such Transferred Employees are eligible for benefits under Buyer’s health and welfare plans. In order to receive COBRA continuation coverage, such individuals must properly elect to receive such coverage, and make prompt and timely payment of all premiums due in respect of such COBRA continuation coverage. Seller acknowledges that Buyer will offer Transferred Employees and their eligible dependents coverage under Buyer’s health plan effective on the first day of the month following completion of 30 days of employment with Buyer. Seller shall be solely responsible for reasonable severance payments to not more than two Non-Offeree Employees identified by Buyer pursuant to Section 6.5 and to any Offeree Employees who do not accept a Qualified Offer from Buyer, provided that, if Buyer shall have failed to make a Qualified Offer to at least five employees of Seller, Buyer shall be solely responsible for reimbursing Seller for severance payments in accordance with Seller’s existing policy to all but two Non-Offeree Employees.

(b)    For purposes of the WARN Act and applicable state Law, (i) Transferred Employees hired by Buyer shall become employees of Buyer on the first business day following the Closing Date and (ii) Buyer shall assume all responsibility for any 60-day advance WARN Act notice with regard to any layoffs by Buyer following the Closing.

(c)    Seller shall make all distributions and payments required under the terms of the Plans and take all necessary and appropriate actions to maintain, distribute or rollover any benefits to which each Transferred Employee may be entitled under the Plans.

(d)    For a period of two years following the Closing Date, neither Seller nor its Affiliates shall, directly or indirectly at any time, solicit, induce or encourage or participate in soliciting, inducing or encouraging any Transferred Employee to terminate his or her employment with Buyer or to work for Seller, a competitor of Seller or a competitor of Buyer; provided, however, neither Seller nor its Affiliates shall be prohibited from (i) conducting general solicitations for employees in the ordinary course of business through the use of media advertisements or recruiting agencies (provided that such recruiting agencies are instructed not to target Buyer) or hiring Transferred Employees who independently respond to such general solicitations without prior contact by Seller or any agent or representative of Seller, or (ii) hiring a Transferred Employee at any time after the end of the sixth calendar month following the termination of such Transferred Employee’s employment with Buyer.

(e)    Buyer will fully perform its obligations to make payments pursuant to the terms of Article 22, Section 11 of that certain Memorandum of Agreement dated December 22, 2005 between Buyer and the Union.

7.3    Tax Matters.

(a)    After the Closing Date, Buyer and Seller shall (i) provide, or cause to be provided, to each other’s respective subsidiaries, officers, partners, employees, representatives and Affiliates such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return or any audit which relates to the Business in respect of which Buyer or Seller are responsible hereunder and (ii) retain, or cause to be retained, for so long as any such taxable years or audits shall remain open for adjustments, any records or information which may be relevant to any such Tax Returns or audits. The assistance provided for in this subsection (a) shall include each of Buyer and Seller (x) making their agents and employees and the agents and employees of their respective Affiliates available to each other on a mutually convenient basis to provide such assistance as might reasonably be expected to be of use in connection with any such Tax Returns or audits and (y) providing, or causing to be provided, such information as might reasonably be expected to be of use in connection with any such Tax Returns or audits, including records, returns, schedules, documents, work papers, opinions, letters or memoranda, or other relevant materials relating thereto.

(b)    All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Seller when due, and Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(c)    Seller and Buyer agree that in the case of property Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, (i) Seller shall be liable for and shall pay the portion of any such Taxes that is allocable to the portion of the period ending on the Closing Date, which shall be deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period and (ii) Buyer shall be liable for and shall pay the remaining portion of such property or similar Taxes that is allocable to the portion of the period commencing after the Closing Date. To the extent that Seller has paid or caused to have been paid all or a portion of such Taxes payable by Buyer pursuant to the preceding sentence, Buyer shall reimburse Seller for such Taxes payable by Buyer at the Closing. To the extent that Buyer has paid or caused to have been paid all or a portion of such Taxes payable by Seller pursuant to this Section 7.3(c), Seller shall reimburse Buyer for such amount within seven calendar days after the date on which Buyer notifies Seller that such Taxes have been paid by or on behalf of Buyer. For purposes of Section 2.3(b)(ii) with respect to Taxes imposed on a periodic basis which are payable for a period that includes, but does not end on, the Closing Date, such Taxes shall be allocated ratably on a daily basis.

(d)    On or before the Closing, Buyer and Seller shall endeavor in good faith to agree on an allocation of the Purchase Price (together with the Assumed Liabilities) among the Purchased Assets in accordance with the rules of section 1060 of the Code and the regulations thereunder as attached hereto as Schedule 7.3(d) (the “Allocation”). If Buyer and Seller disagree about any aspect of the Allocation after negotiating in good faith, then any disputed issues relating to the Allocation will be finally and conclusively determined by an independent accounting firm of recognized national standing (the “Allocation Arbiter”) selected by Buyer and Seller, which firm shall not be the regular accounting firm of either Buyer or Seller. The Allocation Arbiter will determine (based solely on presentations by Buyer and Seller and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of Purchase Price (together with the Assumed Liabilities), which report shall be conclusive and binding upon the parties. Buyer and Seller shall not, subject to the requirements of any applicable tax law or election, file any Tax Returns and reports or take any positions before any Governmental Body inconsistent with the Allocation. Buyer and Seller shall cooperate in the preparation and filing of IRS Form 8594 (as amended) and any required exhibits thereto with the IRS (and any comparable forms with the appropriate authorities) in a manner consistent with the Allocation.

7.4    Governmental Permits. a) On the Closing Date, each Party shall file or transmit, as applicable, such notices, letters, instruments and the like with or to the FDA relating to the Transactions as may required to comply with all applicable Laws, and in furtherance thereof,

(i)    Buyer shall transmit to the FDA:

(1)    the notices relating to the Drug Establishment Registrations for the Totowa Property in the form set forth in Exhibit C-1 for the purpose of informing the FDA, in compliance with 21 C.F.R. Sec. 207.26, of the change in ownership of the Totowa Property resulting from the Transactions and notice of this transaction as it relates to Buyer’s NDA; and

(2)    the letters of acceptance relating to the transfer of the DMF numbered 17159 for the Totowa Property in the form set forth in Exhibit C-2, for the purpose of informing the FDA, in compliance with Part VII.E in the Guidelines for Drug Master Files, as published by the FDA, of Buyer’s acceptance of the transfer of the DMF for the Totowa Property; and

(ii)    Seller shall transmit to the FDA the letters of transfer relating to the transfer of the DMF numbered 17159 for the Totowa Property in the form set forth in Exhibit C-3, for the purpose of informing the FDA, in compliance with Part VII.E in the Guidelines for Drug Master Files, as published by the FDA, of the transfer of the DMF for the Totowa Property.

(b)    On the Closing Date, each Party shall file or transmit, as applicable, such applications, notices, letters, instruments and the like to effect the transfer, re-issuance or cancellation and issuance of the Governmental Permits to and in the name of Buyer.

7.5    Existing Seller Clients. Buyer acknowledges that Seller is presently in discussions with DAS regarding the obligations of Seller under the DAS Agreement. To the extent permissible, Seller shall notify Buyer of the non-economic terms of any resolution of such discussions. Under no circumstances will Buyer be responsible for any obligation or Liability of Seller under the DAS Agreement.

7.6    DMF. Through the date of termination of the Transition Services Agreement, Seller shall continue to maintain and keep current DMF numbered 16941 (Contract Manufacturing) and permit Buyer to cross-reference Seller’s DMF numbered 16941 in Buyer’s own IND and NDA filings after the Closing.

7.7    Insurance. For three years after the Closing, Seller shall, at its own expense, maintain liability insurance coverage for claims relating to its business operations for incidents that occurred prior to the Closing (on a claims-made basis), with responsible companies and comparable in amount, scope and coverage to that in effect on December 1, 2005, to the extent that such insurance can be purchased on substantially comparable terms to those policies in effect on such date; provided that Seller shall be entitled to reduce its Manufacturer's Liability policy limit to $5 million after the Closing.

7.8    Totowa Property Signage. Following the Closing, Seller shall cooperate with Buyer to secure the removal of all of Seller’s signage at the Totowa Property.

8.    Conditions Precedent to Obligations of Buyer. All obligations of Buyer to consummate the Transactions are subject to the satisfaction (or waiver by Buyer) prior thereto of each of the following conditions:

8.1    Representations and Warranties; Performance of Obligations. All of the representations and warranties of Seller contained in this Agreement shall have been when made on the date of this Agreement and shall be on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date, true, correct and complete in all material respects (except in the case of representations and warranties that are qualified by materiality or Material Adverse Effect, which representations and warranties shall have been when made, and shall be on and as of the Closing Date, true, correct and complete); all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Seller on or before the Closing Date shall have been duly complied with, performed or satisfied; and Buyer shall have received a certificate dated the Closing Date and signed by an executive officer of Seller to the foregoing effects (the “Seller Officer’s Certificate”).

8.2    Closing Documents. Buyer shall have received from each party thereto, other than Buyer, executed original counterparts (or, in lieu thereof, certified, facsimile or photostatic copies, the authenticity of which are reasonably acceptable to Buyer) of the respective Transaction Documents and the Deliverables identified in Section 3.2(a), including without limitation certified copies of the Ancillary Agreements (it being understood that the receipt of the LNA from NJDEP shall not be required prior to Closing).

8.3    Closing Consents. Buyer shall have received (in such forms as are reasonably acceptable to Buyer) originals of (a) all of Seller Required Consents set forth on Schedule 8.3 (the “Closing Consents”) and (b) any other Seller Required Consents, or in lieu thereof waivers, obtained prior to the Closing without any modification that Buyer deems unacceptable in the exercise of its reasonable discretion (it being understood that the receipt of the LNA from NJDEP shall not be required prior to Closing).

8.4    [Reserved]

8.5    [Reserved]

8.6    Legal Matters. No claim, action, suit, arbitration or other proceeding shall be pending or shall have been brought or threatened against Seller which seeks to restrain or questions the validity or legality of the Transactions. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any Governmental Body that is in effect and has the effect of making the purchase and sale of the Purchased Assets illegal or otherwise prohibiting the consummation of such purchase and sale.

8.7    Opinion of Seller’s Counsel. Buyer shall have received an opinion of Seller’s counsel in substantially the form set forth on Exhibit D.

9.    Conditions Precedent to Obligations of Seller. All obligations of Seller to consummate the Transactions are subject to the satisfaction (or waiver by Seller to which the condition relates) prior thereto of each of the following conditions:

9.1    Representations and Warranties; Performance of Obligations. All of the representations and warranties of Buyer contained in this Agreement shall have been when made on the date of this Agreement and shall be on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date, true, correct and complete in all material respects (except in the case of representations and warranties that are qualified by materiality or Material Adverse Effect, which representations and warranties shall have been when made, and shall be on and as of the Closing Date, true, correct and complete); all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Buyer on or before the Closing Date shall have been duly complied with, performed or satisfied; and Seller shall have received a certificate dated the Closing Date and signed by an executive officer of Buyer to the foregoing effects (the “Buyer Officer’s Certificate”).

9.2    Legal Matters. No claim, action, suit, arbitration, investigation or other proceeding shall be pending or shall have been brought or threatened against Buyer which seeks to restrain or questions the validity or legality of the Transactions. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any Governmental Body that is in effect and has the effect of making the purchase and sale of the Purchased Assets illegal or otherwise prohibiting the consummation of such purchase and sale.

9.3    Consents. Seller shall have received consents in a form reasonably satisfactory to Seller effectuating the transfer of Seller’s obligations under the Totowa Property Lease.

10.   Indemnification.

10.1    By Seller. To the extent provided in this Section 10, Seller shall indemnify and hold Buyer and its Affiliates and their respective successors and assigns, and their respective officers, directors, employees, stockholders, agents, (each, an “Indemnified Buyer Party”) harmless from and against:

(a)    any Liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’ and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Buyer Party in connection therewith) (collectively, “Damages”) that such Indemnified Buyer Party may sustain, suffer or incur and that result from, arise out of or relate to:

(i)    any inaccuracy of any representation or warranty made by Seller in this Agreement, the other Transaction Documents to which it is a party or any certificate or other writing delivered by or on behalf of either of it in connection herewith or therewith (for purposes of calculating the amount of Damages incurred in connection with any breach of any representation or warranty, any and all references to materiality or Material Adverse Effect contained in such representation or warranty shall be disregarded);

(ii)    any nonfulfillment of any covenant or agreement on the part of Seller or Safeguard set forth in the Totowa Lease, the Termination and Option Agreement, this Agreement or any other Transaction Document to which either is a party, other than the Transition Services Agreement;

(iii)   any Unassumed Liability;

(iv)    any commissions, fees and expenses of any brokers or finders retained by or on behalf Seller or its Affiliates in connection with the Transactions;

(v)    any agreement, relationship or arrangement between Seller and any customer of Seller other than Buyer, including, but not limited to, the DAS Agreement;

provided, however, that notwithstanding anything to the contrary herein, Buyer shall not be entitled to recover Damages under this Agreement resulting from or arising out of a Default by Seller in the performance of its obligations under the Existing Manufacturing Agreement, which shall be governed solely by the terms of the Existing Manufacturing Agreement; and

(b)    any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.1.

10.2    By Buyer. To the extent provided in this Section 10, Buyer shall indemnify and hold Seller, its Affiliates and their respective successors and assigns, and their respective officers, directors, employees, partners, agents (each, an “Indemnified Seller Party”) harmless from and against:

(a)    any Damages that such Indemnified Seller Party may sustain, suffer or incur and that result from, arise out of or relate to:

(i)    any inaccuracy of any representation or warranty made by Buyer in this Agreement, the Transaction Documents or any certificate or other writing delivered by or on behalf of it in connection herewith or therewith (for purposes of calculating the amount of Damages incurred in connection with any breach of any representation or warranty, any and all references to materiality or Material Adverse Effect contained in such representation or warranty shall be disregarded);

(ii)    any nonfulfillment of any covenant or agreement on the part of Buyer set forth in this Agreement or any Transaction Document, other than the Transition Services Agreement;

(iii)    any Assumed Liability;

(iv)    any commissions, fees and expenses of any brokers or finders retained by or on behalf of Buyer or its Affiliates in connection with the Transactions; and

(v)    except as may be provided in the Transition Services Agreement, the operation of Buyer’s business following the Closing.

(b)    any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.2.

10.3    Procedure for Claims.

(a)    An Indemnified Party that desires to seek indemnification under any part of this Section 10 shall give notice (a “Claim Notice”) to each party responsible or alleged to be responsible for indemnification hereunder (an “Indemnitor”) prior to any applicable Expiration Date specified below. Such notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an “Unliquidated Claim”). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the “Liquidated Claim Notice”) within 60 days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within 20 days (the “Response Period”) after the later of (i) the date that the Claim Notice is given and (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

(b)    If any Indemnitor shall be obligated to indemnify an Indemnified Party under this Section 10, such Indemnitor shall pay to such Indemnified Party within 30 days after the last day of the Response Period the amount to which such Indemnified Party shall be entitled. If there shall be a dispute as to the amount or manner of indemnification under this Section 10, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor, but any dispute shall be resolved in accordance with Section 13.5 to the extent that it may be applicable. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate, and the Prime Rate in effect on the first Business Day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter.

10.4    Limitations on Liability.

(a)    Notwithstanding any other provision of this Section 10, an Indemnified Buyer Party shall be entitled to indemnification with respect to claims under Section 10.1(a)(i) hereunder only when the aggregate of all Damages to all Indemnified Buyer Parties exceeds $75,000 (the “Threshold Amount”) and then the Indemnified Buyer Parties shall be entitled to indemnification for all Damages incurred in the aggregate in excess of $20,000 (the “Deductible Amount”). Except as otherwise expressly provided in this Section 10.4, Seller’s obligation to indemnify the Indemnified Buyer Parties under Section 10.1(a)(i) shall not exceed in the aggregate an amount equal to the Purchase Price (the “Purchase Price Cap”); provided, further, that Seller’s obligation to indemnify the Indemnified Buyer Parties under Section 10.1(a)(i) with respect to Sections 4.1, 4.4, 4.10, 4.12, 4.14 (except Sections 4.14(c)(i), 4.14(c)(iii) and 4.14(c)(v)), 4.15 (except with respect to the Totowa Lease and the Termination and Option Agreement), 4.17, 4.18, 4.19, 4.20, 4.21, 4.28 and 4.33 shall not exceed, in the aggregate, an amount equal to 33% of the Purchase Price (the “33% Cap”). For the avoidance of doubt, any payments made to an Indemnified Buyer Party that are subject to the 33% Cap pursuant to this Section 10.4(a) shall also be applied against the Purchase Price Cap. The Purchase Price Cap, but none of the Threshold Amount, the Deductible Amount or the 33% Cap, shall apply to the representations and warranties set forth in Sections 4.3, 4.13, 4.14(c)(i), 4.14(c)(iii), 4.14(c)(v), 4.15 (solely with respect to the Totowa Lease and the Termination and Option Agreement) and 4.16. The Purchase Price Cap, the Threshold Amount and the Deductible Amount but not the 33% Cap shall apply to the representations and warranties set forth in Sections 4.31 and 4.32. Notwithstanding anything in this Section 10.4 to the contrary, none of the Threshold Amount, the Deductible Amount, the Purchase Price Cap or the 33% Cap shall apply to the representations and warranties set forth in Sections 4.7, 4.11, 4.13, 4.15 (solely with respect to the Totowa Lease and the Termination and Option Agreement), 4.22, 4.24 and 4.26. For the avoidance of doubt, none of the foregoing limitations shall apply with respect to Seller’s obligation to indemnify the Indemnified Buyer Parties under Sections 10.1(a)(ii), (a)(iii), (a)(iv) and (a)(v). In addition, except as expressly provided to the contrary herein, in the case of a claim for Damages that may be made based on items set forth in more than one of clauses (a)(i) through (a)(iv) of Section 10.1(a), an Indemnified Buyer Party make may such claim based on any one of the clauses in Section 10.1(a), except to the extent that such claim is based solely on only one of such clauses.

(b)    Any claim for indemnification under this Section 10 shall be made by giving a Claim Notice under Section 10.3 on or before the applicable “Expiration Date” specified below in this Section 10.4(b), or the claim under this Section shall be invalid. “Expiration Date” means:

(i)    60 days after the date on which the applicable statute of limitations expires (with extensions) with respect to any claim for Damages related to (A) the inaccuracy of a representation or warranty set forth in Sections 4.7, 4.14(c)(i), 4.14(c)(iii), 4.14(c)(v), 4.16 or 4.22, or (B) the inaccuracy of any representations or warranties of Seller or Buyer that were untrue when made with an intent to mislead or defraud;

(ii)    eighteen months following the Closing Date, with respect to any claim for Damages related to (A) any breach of a representation or warranty set forth in Sections 4.15 (other than with respect to the matters addressed by Section 10.4(b)(iii) below), 4.17, 4.18, 4.31, 4.33 or (B) Sections 10.1(a)(ii) or 10.2(a)(ii); provided, however, in the event that any covenant or agreement is required to be performed beyond such date pursuant to the terms of the Transaction Documents, claims for indemnification under Sections 10.1(a)(ii) or 10.2(a)(ii) for breach of such covenant or agreement shall be made before the expiration of the 120 calendar day period commencing on the date established for completion of performance of such covenant or agreement;

(iii)    with respect to any Claim arising in connection with the Totowa Lease and the Termination and Option Agreement, 60 days after the earlier of the termination of the Totowa Lease or the expiration of the initial term of the Totowa Lease, without regard to any extension thereto.

(iv)    in perpetuity, with respect to any claim for Damages related to (A) any breach of a representation or warranty set forth in Sections 4.3, 4.4, 4.11, 4.24, 4.26 or 5.2 or (B) Sections 10.1(a)(iii), (a)(iv) or (a)(v) or 10.2(a)(iii), (a)(iv) or (a)(v); and

(v)    one year following the Closing Date for all other claims; provided, however, in the event that the current term of any Seller Contract ends on a date beyond such date, claims for indemnification with respect to such Seller Contract shall be made before the expiration of the 120 calendar day period commencing on the last day of the current term of such Seller Contract.

(vi)    in the event that a claim for Damages may be made based on items to which more than one of clauses (b)(i) through (b)(v) of this Section 10.4 shall apply, an Indemnified Buyer Party may make such claim on or before the later of the applicable Expiration Dates provided hereunder.

So long as an Indemnified Party gives a Claim Notice for an Unliquidated Claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Buyer Party gives the related Liquidated Claim Notice.

(c)    Except to the extent specifically contemplated to the contrary herein, for purposes of this Section 10, “Damages” shall include incidental damages, but shall not include indirect and consequential damages (including lost profits) punitive, exemplary or special damages, except to the extent paid to a third party.

(d)    For purposes of this Section 10, “Damages” shall be net of any insurance recoveries paid to the Indemnified Party in connection with the matter giving rise to the right of indemnification; provided, however, that except as described below, no Party shall have any obligation to obtain insurance coverage. Each Indemnified Party shall use commercially reasonable efforts to exercise its rights under insurance carried by such Indemnified Party from which recoveries may be obtained in connection with the matter giving rise to the right of indemnification; provided, however, that the exercise of commercially reasonable efforts in this regard shall not include having to litigate to obtain a recovery from an insurance provider.

(e)    Seller shall have no Liability to Buyer as a result of any termination of, delay in, or failure to achieve, regulatory approval of Buyer’s NDA that may be due to the pendency of, or otherwise caused by, the Transactions.

10.5    Third Party Claims.

(a)    An Indemnified Party that desires to seek indemnification under any part of this Section 10 with respect to any actions, suits or other administrative or judicial proceedings (each, an “Action”) that may be instituted by a third party (a “Third-Party Claim”) shall give each Indemnitor prompt written notice of a third party’s institution of such Action. After such notice, any Indemnitor shall be entitled to participate in such Action or assume the defense thereof with counsel chosen by the Indemnitor, which counsel shall be reasonably satisfactory to such Indemnified Party. Any failure to give prompt notice under this Section 10.5 shall not bar an Indemnified Party’s right to claim indemnification under this Section 10, except to the extent that an Indemnitor shall have been materially prejudiced as a result of such failure. The Indemnified Party shall cooperate in all reasonable aspects with the Indemnitor’s defense of any such Action.

(b)    After assumption of the defense of such Third-Party Claim by the Indemnitor, the Indemnitor shall not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim, other than costs incurred by the Indemnified Party prior to such assumption by the Indemnitor, except that, in the event the Indemnified Party shall have received an opinion of counsel to the effect that the interests of the Indemnitor and the Indemnified Party in the Third Party Claim are adverse and require that the Parties be separately represented, the Indemnitor shall pay the reasonable costs and counsel fees of one separate counsel to represent the Indemnified Party. If the Indemnitor assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification pursuant to this Section 10, and (ii) the Indemnitor shall have the sole right to compromise and settle such Action; provided that, the Indemnitor shall obtain the written consent of the Indemnified Party, prior to ceasing to defend, settling or otherwise disposing of any such Action if as a result thereof (i) the Indemnified Party would become subject to injunctive or other equitable relief or any remedy other than the payment of money by the Indemnitor, or (ii) the business of the Indemnified Party would be adversely affected (including, without limitation, any admission of liability). Notwithstanding the assumption by the Indemnitor of the defense of any Third-Party Claim as provided in this Section 10.5, the Indemnified Party shall have the right to participate at its own expense in the defense of such Action.

10.6    Right of Offset. An Indemnified Party shall be entitled, at its sole discretion, to recover any Damages payable by the Indemnitor which are not subject to a defense or dispute raised in good faith by Indemnitor through a reduction of amounts due from the Indemnified Party to the Indemnitor to the extent any amounts are then or will in the future become payable by the Indemnified Party to the Indemnitor; provided, however, that, except for claims brought by a Buyer Indemnified Party under Sections 10.1(a)(i) (solely with respect to Sections 4.3, 4.4, 4.7, 4.11, 4.22 and 4.24), 10.1(a)(ii), (a)(iii), (a)(iv) and (a)(v), no such amounts shall be offset against payments due Seller under the Transition Services Agreement. The right of offset provided to Indemnified Parties under this Section 10.6 shall not, in any event, have the effect of modifying, extending, restructuring or otherwise deferring the obligations of an Indemnitor to pay when due the amounts provided under this Article 10.

10.7    Effect of Investigation or Knowledge. Any claim by an Indemnified Party for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to the Indemnified Party, nor shall such a claim be adversely affected by Buyer’s knowledge on or before the Closing Date of any breach of the type specified in Section 10.1 or of any state of facts that may give rise to such a breach; any such claim shall survive the Closing until the applicable Expiration Date. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants or obligations.

10.8    Contingent Claims. Nothing herein shall be deemed to prevent an Indemnified Party from making a claim hereunder for potential or contingent claims or demands (a “Contingent Claim”); provided that the Claim Notice sets forth the specific basis for any such Contingent Claim to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim may be made.

11.    Termination.

11.1    Grounds for Termination. The Parties may terminate this Agreement at any time before the Closing as provided below:

(a)    by mutual written consent of each of the Parties;

(b)    by any Party, if the Closing shall not have been consummated on or before December 31, 2005 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(c)    by any Party, if a Governmental Body shall have issued a Court Order (which Court Order the Parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Transactions, and such Court Order shall have become final and nonappealable;

(d)    by Buyer, if Seller shall have breached, or failed to comply with, any of their obligations under this Agreement or any representation or warranty made by Seller shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on the Business; or

(e)    by Seller, if Buyer shall have breached, or failed to comply with any of its obligations under this Agreement or any representation or warranty made by Buyer shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to affect materially and adversely the benefits to be received by Seller hereunder.

11.2    Effect of Termination. If this Agreement is terminated pursuant to this Section 11, the agreements contained in Section 13.6 shall survive the termination hereof and any Party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another Party.

12.    Other Matters.

12.1    Public Announcements. Except as and to the extent Parties may be required by applicable Law or any applicable stock exchange regulations, without the prior written consent of the other Party, neither Party will, and each will direct and cause its officers, directors, employees, attorneys, accountants and other agents and representatives not to, directly or indirectly, make any public disclosure of or statement concerning this Agreement and the Transactions.

12.2    Reasonable Best Efforts. Between the date of this Agreement and the Closing Date, Seller will use its reasonable best efforts to cause the conditions in Sections 8 to be satisfied.

12.3    Nondisparagement. Buyer and Seller each agree not to communicate, directly or indirectly, any untrue, inaccurate or negative or disparaging comments or information about each other (including, as appropriate, any of the current or former officers, directors, managers, supervisors, employees or representatives of Buyer or Seller or any of their related entities) concerning the reputation or status of the other party's professional abilities, business or financial condition.

13.    Miscellaneous.

13.1    Contents of Agreement. This Agreement, together with the other Transaction Documents, that certain Confidentiality Agreement dated February 10, 2003 between the Parties (“Confidentiality Agreement”), and the Existing Manufacturing Agreement sets forth the entire understanding of the parties hereto with respect to the Transactions and supersedes all prior agreements or understandings among the Parties regarding those matters. In clarification of the foregoing, nothing herein shall serve to limit in any respect the existing rights and obligations of the Parties under the Existing Manufacturing Agreement as of the Closing. Furthermore, the Parties agree that the Existing Manufacturing Agreement, including, without limitation, the Change Order and Change Order No. 2 and any obligation of Buyer to pay a success fee to Seller, shall terminate as of the Closing and, except for such provisions therein that by their terms survive such termination, Seller shall have no further obligations thereunder; provided, however, that, except as otherwise provided in this Agreement, neither Buyer nor Seller shall be relieved of any of its obligations thereunder relating to periods prior to the Closing.

13.2    Amendment, Parties in Interest, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the Parties. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties. No Party shall assign this Agreement or any right, benefit or obligation hereunder, except that Buyer shall be entitled to assign its rights and obligations hereunder to one or more Persons (an “Assignee”) provided (a) the Assignee executes and delivers to Seller a document by which the Assignee agrees to be bound by the terms and conditions applicable to Buyer under this Agreement, and (b) Buyer shall remain obligated to purchase the Assets to be purchased by an Assignee hereunder and to fulfill the Assignee’s other obligations hereunder to the extent that the Assignee fails to do so hereunder. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party. The Parties shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

13.3    Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “including” has the inclusive meaning frequently identified with the phrase “but not limited to,” and (e) references to “hereunder” or “herein” relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

13.4    Sole Remedy. The Parties acknowledge that the remedies provided for in this Agreement shall be the Parties’ sole and exclusive remedy with respect to breaches of the representations and warranties contained in this Agreement. Notwithstanding any other provision in this Agreement, either Party shall have the right to seek specific performance or injunctive relief to enforce another Party’s performance of any obligations expressly set forth in this Agreement.

13.5    Dispute Resolution.

(a)    Good-Faith Negotiations. Except as otherwise set forth in this Agreement, if after the Closing any dispute arises under this Agreement with respect to a claim for Damages that is not settled promptly in the ordinary course of business, the Parties shall seek to resolve any such dispute between them, first, by negotiating promptly with each other in good faith in face-to-face negotiations. These face-to-face negotiations shall be conducted by the respective designated senior management representatives of Buyer and Seller. If the Parties are unable to resolve such dispute between them within 20 Business Days (or such period as the Parties shall otherwise agree) through these face-to-face negotiations, then any such dispute shall be resolved in the manner set forth in this Section.

(b)    Resolution of Disputes. Except as otherwise set forth in this Agreement, any controversy or claim shall be settled by arbitration conducted on a confidential basis, under the US Arbitration Act, if applicable, and the then current Commercial Arbitration Rules of the American Arbitration Association (the “Association”) strictly in accordance with the terms of this Agreement and the substantive law of the State of New Jersey. The arbitration shall be conducted at the Association’s regional office located in Philadelphia, Pennsylvania by three arbitrators, at least one of whom shall be knowledgeable in the bioprocessing industry, one of whom shall be an attorney and one of whom shall be a member of an accounting firm familiar with businesses engaged in bioprocessing. Judgment upon the arbitrators’ award may be entered and enforced in any court of competent jurisdiction. No Party shall institute a proceeding hereunder unless at least 60 days prior thereto such Party shall have given written notice to the other Parties of its intent to do so. No Party shall be precluded hereby from securing equitable remedies in courts of any jurisdiction, including temporary restraining orders and preliminary injunctions to protect its rights and interests, but neither Party shall seek any such equitable remedies as a means to avoid or stay arbitration.

13.6    Expenses. Except as otherwise set forth herein, the Parties shall pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the Transactions.

13.7    Bulk Sales. The Parties hereby waive compliance with the bulk sales Laws, sales and use tax laws and any other similar Laws in any applicable jurisdiction in respect of the sale and purchase by Seller and Purchaser, respectively, of the Purchased Assets as contemplated hereby; provided, however, that Seller shall pay and discharge when due all claims of creditors asserted against Buyer or the Purchased Assets by reason of such noncompliance and all sales, use, and other Taxes assessed against or sought to be collected from Buyer by any Governmental Body as a result of such noncompliance and Seller promptly shall take all necessary actions required to remove any Encumbrance which may be placed upon any of the Purchased Assets by reason of such noncompliance. In accordance with the provisions of Section 10, Seller shall indemnify and hold Buyer and the Buyer Indemnified Parties harmless from and against any and all Taxes and Damages resulting from or arising out of any noncompliance or alleged noncompliance with bulk sales Laws, sales and use tax laws and any other similar Laws in any applicable jurisdiction in respect of the sale and purchase by Seller and Purchaser, respectively, of the Purchased Assets as contemplated hereby.

13.8    Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or by a nationally recognized overnight delivery courier. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by overnight delivery courier to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto:

If to Seller:

Laureate Pharma, Inc.
201 College Road East
Princeton, New Jersey 08540
FAX: (609) 520-3963
Attention: Dr. Robert J. Broeze

and with a required copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
FAX: (215) 963-5001
Attention: Richard B. Aldridge

and with a required copy to:

Safeguard Scientifics, Inc.
800 The Safeguard Building
435 Devon Park Drive
Wayne, Pennsylvania 19087
FAX: (610) 975-0261
Attn: General Counsel

If to Buyer:

Discovery Laboratories, Inc.
2600 Kelly Road
Suite 100
Warrington, PA 18976-3646
FAX: 215-488-9557
Attention: David L. Lopez, Esq., SVP & General Counsel

and with a required copy to:

Taylor, Colicchio & Silverman, LLP
502 Carnegie Center
Suite 103
Princeton, New Jersey 08540
FAX: 609-987-0070
Attention: Thomas P. Wild, Esq.

13.9    Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New Jersey without regard to its provisions concerning conflict of laws.

13.10   Counterparts. This Agreement may be executed in two or more counterparts and by facsimile, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

LAUREATE PHARMA, INC. By: /s/ Christopher J. Davis Name: Christopher J. Davis Title: Vice President and Treasurer

DISCOVERY LABORATORIES, INC. By: /s/ Robert J. Capetola Name: Robert J. Capetola, Ph.D. Title: President and Chief Executive Officer